Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BYLINE BANCORP, INC.,

WILDCAT ACQUISITION CORPORATION

and

FIRST EVANSTON BANCORP, INC.

Dated as of November 27, 2017

-i-

TABLE OF CONTENTS

(continued)

Annex 1	–	Form of Parent Merger Agreement
Annex 2	–	Form of Bank Merger Agreement

-ii-

AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2017 (this “Agreement”), by and among Byline Bancorp, Inc., a Delaware corporation (“Parent”), Wildcat Acquisition Corporation, an Illinois corporation (“Merger Sub”) and First Evanston Bancorp, Inc., an Illinois corporation (the “Company”).

Recitals

A. The Proposed Transaction. Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which Merger Sub, a newly formed, direct, wholly owned Subsidiary of Parent, will merge with and into the Company (the “Merger”). The Company will be the surviving corporation in the Merger (the “Surviving Corporation”). It is the intention of Parent that, (a) immediately following the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Parent Merger”) and (b) immediately following the Parent Merger, First Bank & Trust, an Illinois state chartered bank and wholly owned Subsidiary of the Company (“Company Bank Sub”), will merge with and into Byline Bank, an Illinois state chartered bank and a wholly owned Subsidiary of Parent (“Parent Bank Sub”), with Parent Bank Sub being the surviving bank (the “Bank Merger”). The Parent Merger and the Bank Merger sometimes are collectively referred to herein as the “Subsequent Mergers”.

B. Board Determinations. The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are in the best interests of their respective stockholders, and, therefore, have approved this Agreement, the Merger and the other transactions contemplated hereby.

C. Intended Tax Treatment. The parties intend the Merger and the Parent Merger to be treated for federal income tax purposes as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”). The parties intend that this Agreement be and hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Company Voting Agreements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, certain directors, officers and shareholders of the Company are concurrently entering into voting agreements, the form of which has been Previously Disclosed (the “Company Voting Agreements”), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company, Parent and Merger Sub agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. This Agreement uses the following definitions:

“Acquisition Proposal” means (1) a tender or exchange offer to acquire more than twenty-five percent (25%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or (3) any other proposal or offer to acquire in any manner more than twenty-five percent (25%) of the voting power in, or more than twenty-five percent (25%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries determined on a consolidated basis, in each case other than the transactions contemplated hereby.

“Acquisition Transaction” means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Significant Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries), (2) a purchase, lease or other acquisition of more than twenty-five percent (25%) of the business, assets or deposits of that person or any of its Significant Subsidiaries determined on a consolidated basis or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than twenty-five percent (25%) of the voting power of that person or any of its Significant Subsidiaries or more than twenty-five percent (25%) of the outstanding securities of any class or series of any securities of that person or any of its Significant Subsidiaries, in each case as determined on a consolidated basis, in each case other than the transactions contemplated or permitted hereby.

“Affiliate” means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person.

“Bank Merger Act” means the Bank Merger Act of 1960.

“Benefit Arrangement” means, with respect to the Company (a “Company Benefit Arrangement”) or Parent (a “Parent Benefit Arrangement”), each of the following under which any of its current or former employees or directors has any present or future right to benefits or compensation and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has or would reasonably expect to have any liability or obligation: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each stock purchase, stock option, restricted stock, performance share, stock appreciation right, equity, severance, retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, paid time off benefits and other employee compensation or benefit plan, agreement, program, policy or other arrangement, other than, in each case, (x) for the payment of wages or base compensation in the ordinary course of business or that is maintained, administered or mandated by a Governmental Authority or (y) any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company ERISA Affiliate” means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Company or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

“Company Stock Plan” means the First Evanston Bancorp, Inc. Stock Incentive Plan, as amended and ratified, and which includes without limitation, an amendment, dated March 19, 1996, that authorizes grants of stock options to non-employee directors of the Company.

“Company Tangible Common Equity” means the Company’s consolidated total tangible common shareholders’ equity calculated as set forth on Disclosure Schedule 1.1 and otherwise in accordance with GAAP on a basis consistent with the Company Financial Statements.

“Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement between Parent and the Company, dated October 3, 2017.

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment (other than a Benefit Arrangement) to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing.

“Conversion” means the conversion of processing, reporting, payment and other operating systems as determined by Parent so that the Company Bank Sub and Parent Bank Sub utilize the same such systems or otherwise compatible systems.

“Dissenting Common Shares” means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised and perfected appraisal, dissenters or similar rights under Sections 11.65 and 11.70 of the IBCA.

“Environmental Laws” means all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, protection of the environment or protection of human health and safety (regarding Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Common Shares” means shares of Company Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company’s treasury.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative or executive agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead, regulated under or which may give rise to liability under any Environmental Law.

“IBCA” means the Business Corporation Act of the State of Illinois.

“Intellectual Property” means all (1) trademarks, service marks, brand names, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means, with respect to: (1) the Company, those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the Chief Loan Officer actually knows, or would reasonably be expected to know after reasonable inquiry, and (2) Parent, those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or Chief Loan Officer of Parent actually knows, or would reasonably be expected to know after reasonable inquiry.

“Law” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

“Lease” means any lease, sublease, license, concession or other Contract pursuant to which the Company or any Subsidiary thereof holds any Leased Real Property.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary thereof.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice).

“Material Adverse Effect” means, with respect to the Company or Parent, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (1) is or would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B), (C), (D) or (E), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other Laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in the credit markets or prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (D) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism), (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, or (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; or (2) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Merger Consideration” means an amount equal to the result of the (i) Per Common Share Consideration multiplied by (ii) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

“Merger Sub Stock” means the common stock, no par value, of Merger Sub.

“Minimum Company Tangible Common Equity” means the amounts set forth on Disclosure Schedule 1.1.

“Mortgage Loans” means Loans secured by real property or interests in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries.

“NYSE” means The New York Stock Exchange.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including the property, assets and rights that comprise OREO, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent ERISA Affiliate” means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Parent or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

“Parent Expenses” means the reasonable and documented out-of-pocket expenses, in an amount not to exceed $1,500,000, incurred by Parent in conjunction with the negotiation and execution of the Transactions.

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Stock Options” means all outstanding and unexercised employee and director options to purchase Parent Common Stock.

“Parent Stock Plans” means the Parent Equity Incentive Plan and Parent 2017 Omnibus Incentive Compensation Plan.

“Permitted Liens” shall mean: (1) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith, and in each case which have been reserved for in accordance with GAAP; (2) mechanics liens and similar Liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which would not, individually or in the aggregate, have a material effect on the business or which are being contested by appropriate proceedings and which do not result from the violation or breach of, or default under, any applicable Law or Contract; (3) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon or any violation of which would not have a material and adverse effect on the value of the properties or assets subject thereto or otherwise materially impair current business operations at such Real Property; (4) easements, covenants, conditions and restrictions of record and other similar matters of record affecting title to such Real Property which do not materially impair the value or use or occupancy of such Real Property or otherwise materially impair the operation of the current business conducted thereon, and (5) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Previously Disclosed” means information set forth, disclosed or made available by a party in the applicable paragraph of its Disclosure Schedule and, with respect to Parent, information disclosed in the Parent SEC Filings (other than risk factors or contingencies disclosed under the heading “Risk Factors” or in any “forward looking statements” disclaimer or similar disclosures).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” and “Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal received other than in connection with a breach of Section 6.7 which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all relevant legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%) or more”.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest, additions to tax and any penalties or fines imposed by any taxing authority.

“Tax Returns” means any return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax, and including any amendment thereof.

“Trade Secrets” means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

1.2 Additional Definitions. Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Adjusted Option	Section 3.2(a)
Agreement	Preamble
Articles of Merger	Section 2.2
Bank Merger	Recitals
Bank Merger Surviving Bank	Section 2.6
Burdensome Condition	Section 6.3(c)
Cash Consideration	Section 3.1(a)(1)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.12(b)(1)
Company Articles	Section 2.5
Company Bank Sub	Recitals
Company FA	Section 5.2(i)
Company Financial Statements	Section 5.2(j)(1)
Company Indemnified Parties	Section 6.11(b)
Company Meeting	Section 6.2(a)

Term	Section
Company Restricted Stock Award	Section 3.1(a)(1)
Company Shareholder Matters	Section 5.2(e)
Company Stock Option	Section 3.2(a)
Company Voting Agreements	Recitals
Conversion Project Manager	Section 6.13
Covered Employees	Section 6.12(b)
Determination Date	Section 8.1(h)
Disclosure Schedule	Section 5.1
Effective Time	Section 2.2
Environmental Condition	Section 6.15(a)
Environmental Survey	Section 6.15(a)
Equity Award Exchange Ratio	Section 3.2(a)
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Exchange Ratio	Section 3.1
FDICIA Reporting Requirements	Section 5.2(j)(2)
Fee	Section 8.3(a)
Fee Triggering Event	Section 8.3(a)
Final Parent Market Price	Section 8.1(h)
Final Index Price	Section 8.1(h)
Index	Section 8.1(h)
Index Ratio	Section 8.1(h)
Initial Index Price	Section 8.1(h)
Initial Parent Market Price	Section 8.1(h)
Intended Tax Treatment	Recitals
Interest Rate Instruments	Section 5.2(aa)
Joint Proxy Statement	Section 6.5(a)
Loans	Section 5.2(z)(1)
Material Contracts	Section 5.2(v)(1)
Merger	Recitals
Merger Sub	Preamble
New Certificates	Section 3.3(a)
Old Certificates	Section 3.3(a)
OREO	Section 6.14(a)
Outside Date	Section 8.1(e)
Parent	Preamble
Parent 401(k) Plan	Section 6.12(b)(3)
Parent Audited Financial Statements	Section 5.3(i)(1)
Parent Bank Sub	Recitals
Parent Closing Price	Section 3.2(a)
Parent Common Stock Issuance	Section 5.3(e)
Parent Determination Stock Price	Section 8.1(g)
Parent Meeting	Section 6.2(b)

Term	Section
Parent Merger	Recitals
Parent Merger Surviving Company	Section 2.6
Parent SEC Filings	Section 5.3(i)(1)
Pension Plan	Section 5.3(r), Section 5.2(t)(2)
Per Common Share Consideration	Section 3.1(a)(1)
Phase II Survey	Section 6.15(b)
Real Property	Section 5.2(u)(2)
Registration Statement	Section 6.5(a)
Required Third Party Consents	Section 6.3(a)
Requisite Regulatory Approvals	Section 6.3(a)
Scheduled Intellectual Property	Section 5.2(p)(1)
Subsequent Mergers	Recitals
Supplemental Disclosure Schedule	Section 6.1(c)
Survey	Section 6.14(a)
Surviving Corporation	Recitals
Tail Coverage Period	Section 6.11(a)(2)
Tail Policy	Section 6.11(a)(1)
Takeover Laws	Section 5.2(h)
Title Commitment	Section 6.14(a)
Title Company	Section 6.14(a)
Title Notice	Section 6.14(b)
Title Review Period	Section 6.14(b)
Trust or Agency Accounts	Section 5.2(y)(1)
Trust or Agency Agreements	Section 5.2(y)(1)
Trust or Agency Records	Section 5.2(y)(6)
Vedder	Section 7.3(c)

1.3 Interpretation.

(a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annexes and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;

(2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Company Voting Agreements, including the Merger and the Subsequent Mergers;

(4) to any agreement (including this Agreement), contract, lease or Law are to the agreement, contract, lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, lease or contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;

(5) to any statute or law include any rules and regulations promulgated under the statute or law;

(6) to any Governmental Authority includes any successor to that Governmental Authority;

(7) to any gender include the other gender; and

(8) to the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.

(b) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation.”

(d) The word “party” is to be deemed to refer to the Company, Parent or Merger Sub.

(e) The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.

(f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(g) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(h) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.

(i) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(j) The terms “Dollars” and “$” mean U.S. Dollars.

(k) If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Illinois are authorized by applicable Law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such time period.

(l) The words “business day” are to be deemed to refer to any day other than Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized or required by applicable Law or other governmental action to be closed.

(m) In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including” and the words “to”, “until” and “ending on” (and the like) mean “to and including.”

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub will terminate. The Company will be the Surviving Corporation and will continue its existence under the laws of the State of Illinois. As a result of the Merger, the Company shall become a wholly owned subsidiary of Parent.

2.2 Closing. The closing of the Merger (the “Closing”) will take place in the main office of Parent located at 180 N. LaSalle Street, Chicago, Illinois, at a time and on a business day designated by Parent and as consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) that is five (5) business days (or, if fewer than five (5) business days remain prior to the Outside Date, such fewer number of days) after the satisfaction or waiver of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”), unless another date, time or place is mutually agreed to in writing by Parent and the Company. The parties hereto shall cause articles of merger with respect to the Merger (“Articles of Merger”) to be drafted and executed prior to the Closing Date and filed on the Closing Date with the Secretary of State of the State of Illinois, all in accordance with the applicable provisions of the IBCA. The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”.

2.3 Effects of the Merger; Liabilities of the Company. The Merger will have the effects prescribed by applicable Law, including the IBCA.

2.4 Name of Surviving Corporation; Directors and Officers. The name of the Surviving Corporation as of the Effective Time will be the name of the Company. The directors and officers of the Surviving Corporation as of the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

2.5 Articles of Incorporation and By-Laws of the Surviving Corporation. The Articles of Incorporation of the Company, as amended (the “Company Articles”), and the Amended and Restated Bylaws of the Company, in each case, as in effect immediately before the Effective Time, will be the articles of incorporation and by-laws, respectively, of the Surviving Corporation as of the Effective Time, until thereafter amended as provided therein or by applicable Law.

2.6 The Subsequent Mergers. Prior to the Effective Time, the Company and Parent will cooperate and use their commercially reasonable efforts to effect the Subsequent Mergers and the Conversion immediately following the Effective Time. Such cooperation shall include (a) the approval and entry into a merger agreement for the Parent Merger substantially in the form attached as Annex 1 hereto, (b) the approval and entry into a merger agreement for the Bank Merger substantially in the form attached as Annex 2 hereto and (c) the filing of all applications for all regulatory approvals and certificates required to give effect thereto. At the respective effective times of the Parent Merger and the Bank Merger, the separate existence of the Company and the Company Bank Sub, respectively, will terminate. Parent will be the surviving corporation in the Parent Merger (the “Parent Merger Surviving Company”) and will continue its existence under the laws of the State of Delaware, and Parent Bank Sub will be the surviving bank in the Bank Merger (the “Bank Merger Surviving Bank”) and will continue its existence under the laws of the State of Illinois. The Amended and Restated Certificate of Incorporation of Parent in effect immediately prior to the Parent Merger will be the certificate of incorporation of the Parent Merger Surviving Company, and the Charter of Parent Bank Sub in effect immediately prior to the Bank Merger will be the charter of the Bank Merger Surviving Bank. The Amended and Restated By-Laws of Parent in effect immediately prior to the Parent Merger will be the by-laws of the Parent Merger Surviving Company, and the By-Laws of Parent Bank Sub in effect immediately prior to the Bank Merger will be the by-laws of the Bank Merger Surviving Bank. The officers and directors of Parent Merger Surviving Company and Bank Merger Surviving Bank will be the officers and directors, respectively, of Parent and Bank immediately prior to consummation of the Parent Merger and Bank Merger; provided, however, Mr. Robert Yohanan will be added to the board of directors of each of (1) Parent as of immediately following the Effective Time and Parent Merger Surviving Company as of immediately following to the effective time of the Parent Merger, and (2) Bank as of immediately following the Effective Time and Bank Merger Surviving Bank as of immediately following to the effective time of the Bank Merger, provided, further, that if Mr. Robert Yohanan is unable or unwilling to serve in any such capacity at such times, one current member of the Company Board, as mutually agreed to by Parent and Company, will be added to the such boards of directors at such times in lieu of Mr. Robert Yohanan. In the Subsequent Mergers, the shares of the entity not surviving the merger shall be cancelled and the shares of the entity surviving the merger shall remain outstanding and not be affected thereby.

ARTICLE 3

EFFECT ON STOCK

3.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:

(a) Company Common Stock.

(1) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and

Dissenting Common Shares, including each share issued pursuant to an award, made prior to the date hereof, in respect of shares of Company Common Stock that are subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) will be converted into and constitute the right to receive the following “Per Common Share Consideration”: (i) 3.994 fully paid and non-assessable shares of Parent Common Stock (the “Exchange Ratio”); and (ii) a cash payment in the amount equal to the quotient obtained by dividing (A) $27,000,000 by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Cash Consideration”).

(2) Shares of Company Common Stock outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration shall be payable for any Excluded Common Shares. Holders of shares of Company Common Stock will cease to be, and will have no rights as, shareholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the consideration payable in respect of such Company Common Stock pursuant to this Article 3. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation will be canceled and exchanged in accordance with this Article 3.

(b) Merger Sub Stock. Each share of Merger Sub Stock outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

3.2 Company Stock Options.

(a) At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under the Company Stock Plan that is outstanding as of immediately prior to the Effective Time (a “Company Stock Option”) shall, without any further action on the part of Parent, the Company, or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option (each, an “Adjusted Option”) to purchase the number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time, by (ii) the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing the Cash Consideration by the volume weighted average price of one shares of Parent Common Stock as reported on the NYSE for the five business days ending on the business day immediately prior to the Closing Date (the “Parent Closing Price”) (such sum in clause (ii) being referred to as the “Equity Award Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (x) the per share exercise price of such Company Stock Option immediately prior to the Effective Time, divided by (y) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall be fully vested and exercisable as of the Effective Time. Except as otherwise provided in this Section 3.2, each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Stock Option under the applicable Company Stock Plan and the agreements evidencing grants thereunder. The parties intend that the assumption of the Company Stock Options shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 3.2 shall be construed consistent with this intent.

(b) At or prior to the Effective Time, Company, the Board of Directors of Company or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 3.2. On or prior to the Effective Time, the Company shall amend the Company Stock Plan and, if necessary, use commercially reasonable efforts to amend each outstanding stock option agreement entered into by the Company pursuant to the Company Stock Plan, (i) to eliminate any right of the holder of Company Stock Options to seek to have their Company Stock Options redeemed, repurchased or cashed out by the Company pursuant to Section 8(a)(ii) of the Company Stock Plan, (ii) to provide Covered Employees (as defined below) who hold Company Stock Options and whose employment is terminated a thirty (30) day period following such termination to exercise any then-outstanding, vested Company Stock Options (unless a longer post-termination period applies pursuant to the terms of the Company Stock Plan or applicable award agreement) and (iii) to provide the current directors of Company who hold Company Stock Options and whose service as a director will terminate as of the Effective Time the right to exercise any then-outstanding, vested Company Stock Options until the tenth (10th) anniversary of the date of grant of such Company Stock Option.

(c) Parent shall (i) take such actions as are reasonably necessary to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon exercise of the Adjusted Options and (ii) file with the SEC, no later than the Closing Date, a post-effective amendment to Form S-4 or a registration statement on Form S-8 (or other applicable form) relating to the shares of Parent Common Stock issuable with respect to Adjusted Options, which registration statement(s) shall remain effective for so long as the Adjusted Options are outstanding.

3.3 Exchange Agent.

(a) At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (collectively, the “Old Certificates”), (1) evidence of shares in book entry form (such book entry shares, “New Certificates”), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) an amount equal to the aggregate cash payable to holders of Company Common Stock pursuant to Sections 3.1 and 3.4 (the “Exchange Fund”).

(b) As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) business days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration payable pursuant to this Article 3. No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and that the person requesting the exchange (1) pay any transfer or other similar Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the reasonable satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

(c) No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by applicable Law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement.

(d) Parent shall be entitled to rely upon the Company’s stock transfer books and the Company’s register to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books and register shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent shall be entitled to deposit the full consideration represented thereby in escrow with an independent third party providing for the payment to the owner of such consideration upon resolution of such ownership and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered in good faith to a public official in accordance with applicable abandoned property, escheat or similar Laws.

(e) Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made. If any holder of an Old Certificate requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.

(f) At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Old Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all cash funds made available to it), and thereafter holders of Old Certificates shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) with respect to any payment that may be payable upon due surrender of the Old Certificates held by them. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of an Old Certificate for any payment delivered in good faith in respect of such Old Certificate to a public official in accordance with any applicable abandoned property, escheat or other similar law.

3.4 Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Instead, Parent will pay, as promptly as reasonably practicable following the Effective Time, but in no event later than fifteen (15) business days thereafter, to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Parent Common Stock by the Parent Closing Price.

3.5 Lost, Stolen or Destroyed Certificates. In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

3.6 Anti-Dilution Adjustments. If Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or other transaction, the Per Common Share Consideration will be adjusted appropriately and proportionately to give holders of capital stock of Company the same economic effect as contemplated by this Agreement prior to such event.

3.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, to the extent that holders of Company Common Stock are entitled to dissenters’ rights under Section 11.65 of the IBCA, Dissenting Common Shares that are outstanding as of the Effective Time will not be converted into the right to receive the consideration payable in respect of Company Common Stock pursuant to Section 3.1 hereof unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the IBCA. The holder of any Dissenting Common Share shall be treated in accordance with Section 11.70 of the IBCA and, as applicable, shall be entitled only to such rights as may be granted to such holder pursuant to Section 11.70 of the IBCA with respect thereto. Parent shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Common Shares, and the Company shall consider in good faith any comments of Parent and revise such notices or communications as may be appropriate. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices at Parent’s cost and expense. The Company will not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), settle any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Parent will pay any consideration as may be determined to be due with respect to Dissenting Common Shares pursuant to and subject to the requirements of applicable Law.

3.8 Tangible Common Equity Calculation

(a) Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Parent an estimated and unaudited consolidated balance sheet of the Company, as of the expected Closing Date (the “Company Estimated Closing Balance Sheet”), which shall (1) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement and Disclosure Schedule 1.1, and (2) include a calculation of Company Tangible Common Equity as of the expected Closing Date.

(b) After delivery of the Company Estimated Closing Balance Sheet, the Parties shall work together in good faith, which in the case of the Company shall include providing Parent with such documentation and information in its possession or control as Parent shall reasonably request, to agree by the expected Closing Date on an updated estimated consolidated balance sheet of the Company as of the expected Closing Date (the “Final Closing Balance Sheet”), which shall (1) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement and Disclosure Schedule 1.1, (2) include a calculation of Company Tangible Common Equity as of the expected Closing Date, and (3) confirm that the Company Bank Sub’s reserve for loan losses, determined in accordance with GAAP and as described in the Company Financial Statements, shall be not less than 1.12% of the Company Bank Sub’s net Loans (gross Loans less unearned discounts). The Final Closing Balance Sheet, and the calculation of the Company Tangible Common Equity contained therein, as mutually agreed to by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), shall become final and binding.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Forbearances of the Company. The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed, as required by Law or as otherwise directed in writing by any Governmental Authority, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date thereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and shareholders.

(b) Operations. Enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices from those in effect as of the date hereof, except as required by applicable Law, or close, sell, consolidate or relocate (or make application for, or give notice of the same) or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its Subsidiaries.

(c) Products. Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries from those in effect as of the date hereof or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.

(d) Brokered Deposits. Book any “brokered deposits”, as such term is defined in 12 CFR 337.6.

(e) Securities Portfolio. Purchase any securities other than short-term securities issued by the United States Department of the Treasury or any United States governmental agency.

(f) Capital Expenditures. Make any capital expenditures in excess of $50,000 individually or $150,000 in the aggregate.

(g) Material Contracts. Enter into, terminate, amend, modify, extend or renew any Material Contract.

(h) Loans and Interest Rate Instruments. Except in the ordinary course of business consistent with past practice, (a) make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Loan involving a total credit relationship of more than $10,000,000 with any single borrower and its affiliates or related parties, or (b) other than in compliance with the credit policies and procedures made available to Parent, enter into, renew or amend any Interest Rate Instrument.

(i) Capital Stock. Except for the issuance of Company Common Stock pursuant to the Company Stock Options outstanding as of the date hereof, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights with respect to its stock.

(j) Equity Grants. Grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any Rights to acquire any shares of its capital stock.

(k) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for regular distributions on outstanding trust preferred securities or cash dividends to the Company by its Subsidiaries to fund the Company’s operations) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock; provided, however, the Company shall be permitted to (i) declare and pay its quarterly dividends as Previously Disclosed and (ii) withhold shares of Company Common Stock in respect of applicable exercise price or Taxes or other withholding requirements upon the exercise, settlement or vesting of a Company Stock Option or Company Restricted Stock Award as Previously Disclosed.

(l) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.

(m) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in the ordinary course of business consistent with past practice) all or any portion of the loans, securities (other than as permitted by Section 4.1(e)), real property (other than as permitted by Section 4.1(v) below), equity, business, deposits or properties of any other person or make a contribution of capital to any other person, other than a wholly owned Subsidiary of the Company.

(n) Constituent Documents. Amend any of its Constituent Documents (or similar governing documents).

(o) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

(p) Tax Matters. Unless required by applicable Law, make, change or revoke any material Tax election, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, or take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

(q) Claims. Settle any action, suit, claim or proceeding against it, except for (1) an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $50,000 individually, or $100,000 in the aggregate, or (2) that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.

(r) Compensation; Employment Agreements. (1) Except as contemplated by the terms of this Agreement, enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, restrictive covenant, change in control, retention, stay bonus or similar contract or agreement, (2) except as required by applicable Law or as contemplated by the terms of this Agreement, grant any salary or wage increase or increase any employee benefit, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) with any director, officer, employee or consultant, or increase the compensation of any director of the Company or any of its Subsidiaries, except in each case (A) to pay (and accrue) annual bonuses in the ordinary course of business consistent with past practices up to the aggregate amount set forth on Disclosure Schedule 4.1 or (B) to grant annual salary, wage or fee increases in the ordinary course of business consistent with past practices in an amount up to a maximum of three percent (3%) of each individual employee’s or consultant’s then current base compensation; (3) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $100,000; or (4) terminate the employment of any executive officer other than for cause.

(s) Benefit Arrangements. Except as required by applicable Law or as contemplated by the terms of this Agreement, (1) enter into, terminate, establish or adopt any Company Benefit Arrangement or any arrangement that would have been a Company Benefit Arrangement had it been entered into prior to this Agreement, amend or modify any Company Benefit Arrangement (other than amendments or modifications to Company Benefit Arrangements that are health and welfare plans in the ordinary course of business consistent with past practice that do not materially increase the benefits provided or cost to the Company or its Subsidiaries of maintaining such Company Benefit Arrangement (with prior notice to Parent)), or make new grants, awards or increase any benefits under any Company Benefit Arrangement, or (2) except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any Company Benefit Arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (3) add any new participants to any Benefit Arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (B) in the ordinary course of business consistent with past practices under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this

Agreement. Nothing within this Section 4.1(s) shall prevent the Company or its Subsidiaries from renewing, amending or otherwise modifying existing health and welfare benefits in the ordinary course of business consistent with past practices, provided that any such renewal, amendment or other modification does not include any material benefit enhancement.

(t) Communication. Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications presented to a significant portion of the directors, officers or employees of the Company or any of its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.

(u) Business Premises. (1) Engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable Law, in an emergency situation or reasonably necessary to ensure satisfaction of Section 4.1(u)(2) or (2) fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof.

(v) OREO. Acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (1) obtaining an appropriate Phase I environmental site assessment and (2) consulting Parent (which consultation shall not require Parent’s consent or approval).

(w) Indebtedness. Incur any indebtedness for borrowed money (other than deposits taken by Company Bank Sub), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company).

(x) Merger, Reorganization, Dissolution. Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.

(y) Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or could reasonably be expected to, prevent or impede the Merger and the Parent Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate the Company or any of its Significant Subsidiaries with any other person where the Company or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.

(z) Commitments. Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2 Forbearances of Parent. Parent agrees that from the date hereof until the effective time of the Parent Merger, except as expressly permitted by this Agreement, as Previously Disclosed, as required by Law or as otherwise directed in writing by any Governmental Authority, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Amendment of Charter. Amend the Amended and Restated Certificate of Incorporation of Parent in a manner that would materially and adversely affect the holders of capital stock of Company (upon their acquisition of Parent Common Stock) relative to other holders of Parent Common Stock;

(b) Capital Stock. Adjust, split, combine or reclassify any capital stock of Parent;

(c) Liquidation. Completely liquidate or dissolve Parent or Parent Bank Sub.

(d) Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or could reasonably be expected to, prevent or impede the Merger and the Parent Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate Parent or any of its Significant Subsidiaries with any other person where Parent or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(e) Commitments. Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules. Before entering into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5. The disclosure of an item in any section or subsection of the Disclosure Schedule shall be deemed to modify the section or subsection of this Agreement to which it corresponds in number and any other section or subsection to which the relevance of such disclosure is reasonably apparent. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

(a) Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent a complete and correct copy of the Company’s Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

(b) Company Securities.

(1) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock and no shares of preferred stock. As of the date hereof, 1,673,270 shares of Company Common Stock are outstanding, which amount includes 127,500 shares of Company Common Stock that are subject to Company Restricted Stock Awards granted under the Company Stock Plan. As of the date hereof, 262,930 shares of Company Common Stock are subject to Company Stock Options and the exercise price per share of each Company Stock Option has been Previously Disclosed. As of the date hereof, the Company holds 89,675 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to the Company Stock Plans have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). All of the rights, terms, and preferences of, and any antitakeover provision applicable to, the Company Common Stock are set forth in the Constituent Documents of the Company or the applicable provisions of the IBCA. The Company does not have any Rights issued or outstanding, except for the Company Common Stock, the Company Restricted Stock Awards, the Company Stock Options, junior subordinated debentures and trust preferred securities. The Company does not have any shares of Company Common Stock reserved for issuance, or any commitment to authorize, issue, transfer or sell any Company Common Stock or any Rights, except Company Common Stock reserved for issuance upon conversion of the Company Stock Options issued and outstanding on the date hereof. Except as Previously Disclosed, other than the Company Stock Options and Company Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Subsidiaries of the Company) are outstanding. The Company has no commitment or agreement that obligates the Company to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock.

(2) Section 5.2(b)(2) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of (A) the name of each holder of Company Common Stock and the number of shares thereof held by each such person, (B) the name of each holder of Company Restricted Stock Awards and the number of Company Common Stock held by each such person and (C) with respect to each Company Stock Option, the recipient, the date of grant, the number of shares of Company Common Stock and the exercise price.

(3) Except as Previously Disclosed, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings to which the Company is a party with respect to the voting of shares of Company Stock, other than the Company Voting Agreements.

(4) The Company has Previously Disclosed a list of all bonds, debentures, notes or other debt obligations that the Company or any of its Subsidiaries has issued and outstanding as of the date hereof. The Company has no outstanding bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

(c) Subsidiaries and Equity Holdings.

(1) The Company has Previously Disclosed a list of its Subsidiaries, and except for the trust preferred securities issued by a Subsidiary of the Company, the Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no agreements, contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company’s Subsidiaries (other than to the Company or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company’s or any of its Subsidiaries’ rights to vote or dispose of any equity securities of any of the Company’s Subsidiaries. Each of the Company’s Subsidiaries that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.

(2) Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the applicable Law of the jurisdiction of such Subsidiary’s organization, and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary’s assets or property or the conduct of such Subsidiary’s business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent a complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company’s Subsidiaries, and such Constituent Documents are in full force and effect.

(3) The Company has previously made available to Parent a list of all equity securities that it or its Subsidiaries own, control or hold for its own account as of the date hereof.

(d) Power. The Company and each of its Subsidiaries has the corporate power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company’s Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of (i) the holders of at least sixty-six and two thirds percent (66.67%) of the outstanding shares of Company Common Stock approving this Agreement and the transactions contemplated hereby (the “Company Shareholder Matters”), and (ii) the Company, as holder of all outstanding shares of common stock issued by the Company Bank Sub, this Agreement, the Merger, the Subsequent Mergers and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of the Company and each of its Subsidiaries. This Agreement is the Company’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving and recommending to the Company’s shareholders approval of the Agreement and the transactions contemplated hereby and any other matters required to be approved or adopted in order to effect the Merger, the Subsequent Mergers and the other transactions contemplated hereby. The board of directors of the Company Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

(f) Consents and Approvals. No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental

Authority in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Subsequent Mergers except as Previously Disclosed and except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank), applications and notices with the Federal Deposit Insurance Corporation (the “FDIC”), and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the approvals described in Section 5.2(e) and the other approvals Previously Disclosed, (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities law, (5) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and articles of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

(g) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, and except as Previously Disclosed, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company’s Constituent Documents or those of its Subsidiaries, (2) any material contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits (any consents or approvals so required under this clause (2), a “Required Third Party Consent”) or (3) any applicable Law.

(h) Takeover Laws and Provisions. The Company Board has approved this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) as required to render inapplicable to this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby any applicable provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” Laws or other applicable antitakeover Laws and regulations of any state, including Sections 7.85 or 11.75 of the IBCA (collectively, “Takeover Laws”), and as a result this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) are exempt from, and are not subject to, any Takeover Laws.

(i) Financial Advisors. None of the Company, its Subsidiaries or any of the Company’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar compensation payable in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained Piper Jaffray Companies (“Company FA”), as its financial advisor, and complete and correct copies of its arrangements with Company FA have been made available to Parent. As of the date hereof, the Company has received a written opinion of Company FA, issued to the Company, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to holders of Company Common Stock.

(j) Financial Reports and Regulatory Filings.

(1) The Company has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Crowe Horwath LLP, its independent auditor) for the years ended December 31, 2015 and 2016, and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in shareholders’ equity as of and for the nine (9) month period ended September 30, 2017 and it will provide Parent reasonably promptly after it becomes available with similar customary audited year end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the quarterly and annual periods ended thereafter (including without limitation, audited financial statements for the fiscal year ended December 31, 2017) and any partial quarter period prior to the Closing (all of the foregoing audited and unaudited financial statements referred to collectively as the “Company Financial Statements”). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the Company’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income and changes in shareholders’ equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Company Financial Statements for the quarter ended and as of September 30, 2017 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Company Financial Statements.

(2) Beginning with the Company’s 2017 fiscal year, the Company is subject to the annual audit and reporting requirements required by Section 36 of the Federal Deposit Insurance Act, as amended, and the corresponding regulations contained in 12 C.F.R. Part 363 (the “FDICIA Reporting Requirements”), and the Company is in the process of ensuring compliance therewith. To the Company’s Knowledge, there are no facts or circumstances which exist which would reasonably be expected to cause the Company to not be in compliance in all material respects with the FDICIA Reporting Requirements for the Company’s 2017 fiscal year.

(3) Since January 1, 2015, the Company and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(k) Absence of Certain Changes; Conduct of Business. To the extent required by GAAP, all liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of December 31, 2016, and since such date through the date of this Agreement, other than in the ordinary course of business consistent with past practice or otherwise in connection with the negotiation, execution and performance of this Agreement, including the preparation for and consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement, (1) the Company and its Subsidiaries have not incurred any material obligation or liability required to be disclosed by GAAP, whether or not accrued, contingent or otherwise, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (3) except as Previously Disclosed, neither the Company nor any of its Subsidiaries has taken any of the actions referenced in clauses (i), (l), (m), (n) or (x) of Section 4.1. Since December 31, 2016, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(l) Litigation. As of the date hereof, except as Previously Disclosed, there is no action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, nor is there any notice of violation, judgment, order, decree, injunction, supervisory agreement or ruling of any Governmental Authority or arbitration outstanding (or in the process of being issued) against the Company or any of its Subsidiaries restraining or limiting in any material respect the Company or any of its Subsidiaries from taking any action of any kind in connection with their respective businesses.

(m) Compliance with Laws. Except as Previously Disclosed, the Company and each of its Subsidiaries:

(1) conducts and has since January 1, 2015 conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;

(2) as of the date hereof has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977;

(3) has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; and

(4) has received, since January 1, 2015, no written notification from a Governmental Authority (A) asserting that it is not in compliance with any of the applicable Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify its activities.

(n) Regulatory Matters. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to, or has been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries.

(o) Books and Records, Internal Controls and Policies and Procedures.

(1) The Company’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material misstatements, omissions, inaccuracies or discrepancies of any kind contained or reflected therein.

(2) The Company’s stock transfer books and the Company’s register of Company Stock Options and Company Restricted Stock Awards, true and complete copies of which have been provided to Parent, are maintained in accordance with applicable Law and accurately reflect the holders of Company Common Stock, Company Stock Options and Company Restricted Stock Awards, respectively, as of the date hereof.

(3) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Except as Previously Disclosed, the Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(4) The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries since January 1, 2015 have been in compliance with such policies, practices and procedures in all material respects.

(p) Intellectual Property.

(1) The Company has Previously Disclosed all Registered Intellectual Property owned by it or any of its Subsidiaries (collectively, the “Scheduled Intellectual Property”). The Company or its relevant Subsidiary exclusively owns all Scheduled Intellectual Property and all other material Intellectual Property owned, or purported to be owned, by it, free and clear of all Liens. The Scheduled Intellectual Property is subsisting and valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company’s use thereof or its rights thereto. The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the Company’s or any of its Subsidiaries’ business as presently conducted and the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, and have not in the past three (3) years infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party. To the Company’s Knowledge, no person is infringing, misappropriating or otherwise violating any Scheduled Intellectual Property right or other Intellectual Property right owned by the Company or any of its Subsidiaries. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Company or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Parent, the Company or any of their respective Subsidiaries or trigger a loss of any material rights by Parent, the Company or any of their respective Subsidiaries in, to or under any such Intellectual Property.

(2) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract by, for or on behalf of the Company or any of its Subsidiaries has been assigned to the Company or such Subsidiary, other than any Intellectual Property which the Company or one of its Subsidiaries engaged a non-employee third-party to develop that the Company or such Subsidiary does not own but is licensed to use or, with respect to Intellectual Property no longer used in the Company’s or any of its Subsidiaries’ business as presently conducted, was licensed to use.

(3) The IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company’s Knowledge, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other Contracts. The Company and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. The Company and its Subsidiaries take reasonable measures adequate to comply with all applicable Law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

(q) Taxes.

(1) (A) All material Tax Returns that are required to be filed (taking into account any permitted extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed with the appropriate taxing authority and all such Tax Returns are true, complete and accurate in all material respects, (B) all Taxes required to be paid by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been paid in full, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of the Tax Returns of the Company and its Subsidiaries have been paid in full or otherwise finally resolved, (D) except as Previously Disclosed, no issues have been raised in writing by any taxing authority in connection with any audit or examination of any such Tax Return that are currently pending, (E) except as Previously Disclosed, to the Company’s knowledge, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or its Subsidiaries, (F) all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and paid over on a timely basis to the proper taxing authorities, to the extent due and payable, (G) the Company and its Subsidiaries have complied with all information reporting (and related withholding) requirements and (H) except as Previously Disclosed, no extensions or waivers of statutes of limitation applicable to any Tax have been given by or requested with respect to any of the Company or any of its Subsidiaries that remain in effect, except, in the case of the foregoing clauses (F) and (G), as would not reasonably be expected to result in material liability to the Company.

(2) The Company has made provision in accordance with GAAP, in the Company Financial Statements, and if not required by GAAP, on its books and records, for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements.

(3) No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and, in each case, that are reserved for in accordance with GAAP.

(4) Except as Previously Disclosed, neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period (or portion thereof) beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any material item of income in or exclude any material item of deduction from any Tax period (or portion thereof) beginning on or after the Effective Time.

(5) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than any such an agreement exclusively between or among the Company and its Subsidiaries or entered into in the ordinary course of business the principal focus of which is not Taxes and which have been Previously Disclosed). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries) as a transferee or successor or by contract.

(6) To the Company’s Knowledge, no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(7) Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, during the two (2) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(8) Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(9) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger and the Parent Merger from qualifying for the Intended Tax Treatment.

(10) Except for the junior subordinated debentures held by a Subsidiary of the Company and as Previously Disclosed, no Subsidiary of the Company owns any shares of capital stock of the Company or any Rights with respect to the capital stock of the Company.

(11) None of Company or any of its Subsidiaries have been at any time a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(12) Each of Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(r) Environmental Matters. As of the date hereof and, except as disclosed in any Phase I, Phase II or other environmental reports prepared pursuant to Section 6.15, as of the Closing Date:

(1) The operations and Real Property of the Company and each of its Subsidiaries are and have been since January 1, 2015 in compliance with applicable Environmental Laws;

(2) The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of the Real Property and the operation of their respective businesses as presently conducted;

(3) There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any Real Property owned by the Company or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company’s Knowledge, there is no reasonable basis for any such proceeding, claim, action, notice of violation or investigation;

(4) There are no agreements, orders, judgments, decrees or settlements involving the Company, any of its Subsidiaries, or with respect to any Real Property owned by the Company or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law;

(5) There are and have been no releases from underground or above ground storage tanks or any other releases of Hazardous Materials or other conditions of contamination present at or released from any Owned Real Property as of the date hereof or, or to the Company’s Knowledge, formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or at any off-site location, for which the Company or any of its Subsidiaries has or could reasonably expect to incur material liability under or relating to Environmental Laws;

(6) To the Company’s Knowledge, there are no past, present or reasonably anticipated future remediation, investigations, clean-ups, exposure of persons to Hazardous Materials or environmental conditions that could reasonably be expected to give rise to material obligations or material liabilities of the Company or any of its Subsidiaries under any Environmental Law; and

(7) The Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and memoranda received since January 1, 2015 relating to the Company or its Subsidiaries or any of their current or former properties or activities.

(s) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. There is no pending or, to the Company’s Knowledge, threatened, nor has there been since January 1, 2015, any labor strike, walk-out, work stoppage, slow-down lockout or similar material labor dispute involving the Company or any of its Subsidiaries. Since January 1, 2015, there has been no activity involving the Company or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(t) Benefit Arrangements.

(1) The Company has Previously Disclosed a complete and correct list of all Company Benefit Arrangements, including Company Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements. The Company has made available to Parent complete and correct copies of all Company Benefit Arrangements including Company Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements, and the current plan document and all amendments thereto and (if applicable) (a) any related trust instruments, insurance contracts and loan agreements forming a part of any Company Benefit Arrangements, (b) a written description of such Company Benefit Arrangement if not set forth in a written document, (c) the most recently prepared actuarial report, (d) any material correspondence to or from any Governmental Authority in the last two (2) years (other than routine filings in the ordinary course) with respect to such Company Benefit Arrangement, and (e) with respect to any “employee benefit plans” within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all summaries of material modifications thereto, the most recent IRS determination or opinion letter, and the two most recent annual reports on Form 5500 or 990 series and all schedules and financial statements attached thereto.

(2) All of the Company Benefit Arrangements are in material compliance with, and have been operated and administered in all material respects in accordance with, their respective terms and ERISA, the Code and other applicable Law. Each of the Company Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Company’s Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened, litigation relating to the Company Benefit Arrangements that is or would be material. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of Company Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502(c) or (i) of ERISA in an amount that would be material.

(3) No liability under Subtitle C or D of Title IV of ERISA or Section 412 or 413 of the Code has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, “multiemployer plan”, within the meaning of Section 3(37) of ERISA, or “multiple employer plan”, within the meaning of Section 413(c) of the Code currently or formerly maintained or contributed to by any of them, or the single-employer plan, multiemployer plan or multiple employer plan of any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any “single employer plan”, “multiemployer plan”, or “multiple employer plan”, each as defined in this paragraph.

(4) All contributions required to be made under the terms of any of the Company Benefit Arrangements have been timely made and all obligations in respect of each of the Company Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements to the extent required by GAAP in all material respects.

(5) Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Company Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Except as Previously Disclosed, the Company or its Subsidiaries have reserved the right to amend or terminate any such Company Benefit Arrangement at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(6) Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Arrangements that would materially increase the expense of maintaining such Company Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year. Except as provided under the existing terms of the Company Benefit Arrangements Previously Disclosed, and as Previously Disclosed, neither the Company’s execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, either alone or in combination with another event, would reasonably be expected to (A) limit or restrict the Company’s right or, following the consummation of the transactions contemplated hereby, Parent’s right to administer, merge or amend in any respect or terminate any of the Company Benefit Arrangements, (B) entitle any of the Company’s employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Arrangements, except in the event such Company Benefit Arrangement is terminated in accordance with Section 6.12.

(7) Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Arrangement or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(8) Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time), except as Previously Disclosed, no amounts paid or payable (whether in cash, property, or in the form of benefits) by the Company or any of its Subsidiaries will be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(9) Except as would not reasonably be expected to be material to the Company, each Company Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code and all Company Stock Options were granted with an exercise price per share no lower than fair market value (as defined in the applicable Company Stock Plan) of one share of Company Common Stock on the date of the corporate action effectuating the grant.

(u) Property.

(1) Except as would not reasonably be expected to be material to the Company, the Company has good, and, in the case of Owned Real Property, insurable, title to or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of Leased Real Property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by the Company or any of its Subsidiaries, free and clear of all Liens except for Permitted Liens. With regard to Owned Real Property, except as Previously Disclosed, the Company or Subsidiary is not leasing or otherwise granting to any person the right to use or occupy such Owned Real Property or any portion thereof. With regard to Leased Real Property, the Company, each Subsidiary of the Company and, to the Company’s Knowledge, each of the other parties thereto, is not in material breach of such Lease.

(2) The Company has (i) Previously Disclosed a complete and accurate list of all Owned Real Property (including OREO) and Leased Real Property (together, the “Real Property”) as of the date hereof, and (ii) made available to Parent complete and accurate copies of all material Lease documents including leases, amendments, addendums, exhibits, letter agreements and similar documents relating to the Leased Real Property as of the date hereof. Neither the Company nor any of its Subsidiaries owns any residential Real Property as of the date hereof other than Previously Disclosed OREO.

(v) Material Contracts.

(1) The Company has listed on Schedule 5.2(v)(1) of the Company’s Disclosure Schedule and made available to Parent complete and correct copies of the following Contracts (“Material Contracts”) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ respective assets or properties may be subject as of the date hereof:

(A) any lease of real or material personal property;

(B) any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(C) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations entered into on or after January 1, 2015;

(D) any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $50,000 or more, or (ii) aggregate payments of $200,000 or more;

(E) any Contract that creates future payment obligations in excess of $50,000 in the aggregate and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;

(F) any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries outside of the ordinary course of business;

(G) any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting in any material respect the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom;

(H) any Contract, other than this Agreement, as to which there are material ongoing obligations the primary purpose of which is to disclose confidential information or require that the Company or any of its Subsidiaries guarantee, indemnify or hold harmless any person;

(I) any Contract, other than this Agreement, with (i) any Affiliate of the Company, or (ii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clause (i) of this paragraph;

(J) any Contract with a Governmental Authority; and

(K) any other Contract not entered into in the ordinary course of business.

(2) Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

(3) To the extent required by GAAP, all liabilities and obligations under the Material Contracts have been fully accrued for in the books and records of the Company.

(w) Material Interests of Certain Persons. Except as Previously Disclosed, no officer or director of the Company or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Material Contract of the Company or any of its Subsidiaries.

(x) Insurance Coverage. The Company and each of its Subsidiaries maintain commercially reasonable insurance coverage for normal risks incident to the respective businesses of the Company and each of its Subsidiaries and the respective properties and assets of the Company and each of its Subsidiaries. The Company has made available a complete and correct list of each Contract representing such coverage as of the date hereof.

(y) Trust Business.

(1) Since January 1, 2015, the Company and each of its Subsidiaries has, in all material respects, properly administered all instruments, indentures, declarations, contracts, agreements, wills, resolutions or other documents, and the accounts related thereto, under which the Company or any of its Subsidiaries acts or has acted as an executor, administrator, trustee, fiduciary, representative, agent (including a custodian, paying agent or escrow agent), conservator, guardian or in a similar capacity (collectively, “Trust or Agency Agreements” and “Trust or Agency Accounts”), in accordance with the terms thereof and all applicable Law. Since January 1, 2015, neither the Company nor any of its Subsidiaries has (A) been subject to any claim for material damages, surcharged, disqualified or removed from any capacity held under any Trust or Agency Agreement or (B) been subject to any claim or received written notice questioning the validity or enforceability of any Trust or Agency Agreement. The Company and each of its Subsidiaries is eligible and qualified to act under each Trust or Agency Agreement to which it is a party and is not prohibited by applicable Law from performing its respective duties and obligations under any Trust or Agency Agreement.

(2) Neither the Company nor any of its Subsidiaries has taken any action, nor failed to take any action, which would, or with the giving of notice or the passage of time or both could, (A) constitute a material default, breach or violation, including a violation or breach of any fiduciary duty, under any Trust or Agency Agreement, or (B) cause the Company or any of its Subsidiaries to be subject to a claim for material damages, or to be surcharged, disqualified or removed from any capacity held under any Trust or Agency Agreement.

(3) Each Trust or Agency Agreement, and any amendment or modification thereto, was duly executed and delivered (or accepted) by, and constitutes a legal, valid agreement and binding appointment of, applicability to or obligation of, the Company or one of its Subsidiaries, and, to the Company’s Knowledge, each other party or beneficiary thereto (as applicable), in accordance with the term of those instruments.

(4) To the Company’s Knowledge, there has been no event of material default or material violation of any duty by any other party with respect to any Trust or Agency Accounts, including any agent or third party vendor employed by the Company or its Subsidiaries to perform or provide services for any one or more Trust or Agency Account.

(5) To the Company’s Knowledge, no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated herein) which would, or with the giving of notice or the passage of time or both could, constitute a material default or material violation of any duty by the Company or its subsidiaries or any other party to any Trust or Agency Agreement.

(6) Except as would not reasonably be expected to be material to the Company, all records kept by the Company and its Subsidiaries relating to or in connection with Trust or Agency Agreements (“Trust or Agency Records”) have been maintained in all material respects in accordance with the Company’s and its Subsidiaries’ customary practice, all applicable Law and the applicable Trust or Agency Agreement. The Trust or Agency Records reflect all dispositions and acquisitions of assets and receipt and disbursement of funds, and the Company or any Subsidiary of the Company, as the case may be, maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (A) such transactions are executed in accordance with management’s general or specific authorizations, and (B) such transactions are recorded in all material respects in conformity with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles, including applicable trust principal and income rules, and fiduciary standards and any other criteria applicable to such statements and to maintain accountability for assets.

(7) Except as would not reasonably be expected to be material to the Company, all assets held by the Company or any of its Subsidiaries pursuant to a Trust or Agency Agreement are in the possession or control of the Company or one of the Subsidiaries. The Company and its Subsidiaries regularly perform an audit comparing the assets required to be held by the Company or one of its Subsidiaries pursuant to the Trust or Agency Agreements against the assets actually held by the Company and its Subsidiaries pursuant to the Trust or Agency Agreements, and no such audit has indicated any material discrepancies.

(z) Loans.

(1) Each loan, revolving credit facility, letter of credit, lease or other extension of credit or commitment to extend credit, including any loan participation or syndication (collectively, “Loans”), made or entered into by the Company or any of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Law. Each Loan was originated and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with the Company’s and its Subsidiaries’ policies and procedures, copies of which have been made available to Parent, and (C) compliance in all material respects with all applicable Law. Each Loan, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Loan. The Company has Previously Disclosed a complete and correct list of all Loans that have been classified by it or any Governmental Authority as “Special Mention”, “Substandard”, “Loss”, “Classified”, “Criticized”, “Watch”, “Past Due”, “Doubtful” or words of similar import as of August 31, 2017, and all Loans have been properly classified and risk rated by the Company and its Subsidiaries.

(2) The provisions for loan losses contained in the Company Financial Statements were established in accordance with past practices and experiences of the Company and its Subsidiaries and in accordance with the requirements of GAAP and are adequate thereunder.

(3) The Company has made available to Parent true and correct copies of the Loan files related to each individual Loan, note, borrowing arrangement and other commitment for credit relationships with a customer commitment greater than or equal to $50,000, in the case of consumer customers (as defined in the Company’s loan files), and greater than or equal to $200,000, in the case of all other customers, between the Company or any of its Subsidiaries, on the one hand, and a single third party obligor, on the other hand, as of August 31, 2017, a list of which has been made available to Parent.

(4) Except as Previously Disclosed, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold any Loans or pools of, or participations in, Loans contains any obligation to repurchase or reacquire part or all of such Loans, any collateral related thereto or such pools or participations, and all Loans or pools of, or participations in, Loans sold by the Company or any of its Subsidiaries have been sold without recourse.

(aa) Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in in material compliance with all applicable Law. All Interest Rate Instruments are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has made available to Buyer a complete and correct list of all Interest Rate Instruments as of the date hereof.

(bb) Sufficiency of Assets. The Company and each of its Subsidiaries own good and marketable title to, or have the valid right to use under a lease or license of, all the material assets and rights used in the operation of the Company’s and each of its Subsidiaries’, as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.

(cc) Mortgage Banking Activities. To the Company’s Knowledge, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. To the Company’s Knowledge, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company’s Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

(dd) Reorganization. The Company has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger and the Parent Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment.

(ee) No Other Representations or Warranties.

(1) Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

(2) The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

5.3 Representations and Warranties of Parent. Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent. Parent has made available to the Company a complete and correct copy of the Company’s Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect

(b) Parent Stock. As of the date hereof, the authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 25,000,000 shares of Parent Preferred Stock. As of the date hereof, (i) 29,312,600 shares of Parent Common Stock, (ii) no shares of Series A Parent Preferred Stock, and (iii) 10,438 shares of Series B Parent Preferred Stock were outstanding. As of the date hereof, 1,798,220 shares of Parent Common Stock are subject to Parent Stock Options granted under the Parent Stock Plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement and Parent Stock Options, issued as of the date hereof, and the Parent Stock Plans, as of the date hereof, Parent does not have any Rights issued or outstanding, any shares of Parent Stock reserved for issuance, or any commitment or agreement that obligates Parent to authorize, issue, transfer, purchase, redeem, sell or otherwise acquire any Parent Stock or any Rights. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights). Except as Previously Disclosed, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings to which Parent is a party with respect to the voting of shares of Parent Common Stock.

(c) Significant Subsidiaries.

(1) The Company has Previously Disclosed a list of its Subsidiaries, and Parent owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No equity securities of any of Parent’s Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Parent’s Significant Subsidiaries (other than to Parent or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which Parent or any of its

Significant Subsidiaries is or may become bound that relate to Parent’s or any of its Significant Subsidiaries’ rights to vote or dispose of any equity securities of any of Parent’s Significant Subsidiaries. Each of Parent Bank Sub is an “insured bank” as defined in the Federal Deposit Insurance Act.

(2) Each of Parent’s Significant Subsidiaries and Merger Sub has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Significant Subsidiary’s business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

(d) Power. Parent and each of its Subsidiaries (including Merger Sub) has the corporate power and authority to own and operate their respective assets and properties and to conduct their respective business as such businesses are now being conducted. Parent and each of its Subsidiaries (including Merger Sub) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. Parent has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Parent’s Subsidiaries (including Merger Sub) to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to (1) the approval of the issuance of Parent Common Stock in the Merger (the “Parent Common Stock Issuance”) by holders of a majority of the total votes cast by holders of Parent Common Stock on the Parent Common Stock Issuance at the Parent Meeting and (2) the receipt of the affirmative vote of Parent, as holder of all outstanding shares of common stock issued by Parent Bank Sub, this Agreement, the Merger, the Subsequent Mergers and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent and each of its Subsidiaries. This Agreement is Parent’s valid and legally binding obligation, enforceable in accordance with its terms. The Parent’s board of directors, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving and recommending to the Parent stockholders approval of the Parent Common Stock Issuance and any other matters required to be approved or adopted in order to effect the Merger, the Subsequent Mergers and the other transactions contemplated hereby. The board of directors of the Parent Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

(f) Consents and Approvals. No notices, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by Parent of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank), applications and notices with the FDIC, and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the stockholder approval described in Section 5.3(e), (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (5) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and the articles of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

(g) No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Parent’s Constituent Documents or those of its Subsidiaries, (2) any material contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries is bound or affected, or to which Parent or any of its Subsidiaries or Parent’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

(h) Financial Advisors. None of Parent, its Subsidiaries or any of Parent’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Keefe, Bruyette & Woods, Inc. as its financial advisor.

(i) Financial Reports and Regulatory Filings.

(1) Parent has Previously Disclosed complete and correct copies of its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Moss Adams LLP, its independent auditor) for the years ended December 31, 2015 and 2016 (the foregoing audited financial statements referred to collectively as the “Parent Audited Financial Statements”). Each of the statements of financial position (or equivalent statements) included in the Parent Audited Financial Statements (including any related notes and schedules) fairly presents in all material respects Parent’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income (loss) and changes in stockholders’ equity and cash flows included in the Parent Audited Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects, the financial condition, results of operations, changes in stockholders’ equity, comprehensive income (loss) and cash flows, as the case may be, of Parent and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and all other reports, registration statements, or information statements filed by it subsequent to May 31, 2017 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC or as thereafter amended, in each case prior to the date hereof (collectively, the “Parent SEC Filings”), as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial condition contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects Parent’s financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of operation, comprehensive income (loss) and changes in stockholders’ equity and cash flows in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof and to Parent’s Knowledge, to Parent’s auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(3) Since January 1, 2015, Parent and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable provisions of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(j) Absence of Certain Changes. Since December 31, 2016, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof, to the extent required by GAAP, all material liabilities and material obligations of Parent and its Subsidiaries have been reflected, disclosed or reserved against in the Parent Audited Financial Statements or Parent SEC Filings, and since December 31, 2016 through the date hereof, (1) other than in the ordinary and usual course of business consistent with past practice, Parent and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise required to be reflected on a balance sheet (or notes thereto) prepared in accordance with GAAP and (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice.

(k) Litigation. As of the date hereof, there is no material action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to Parent’s Knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries (or in the process of being issued) restraining or limiting in any material respect Parent or any of its Subsidiaries from taking any action of any kind in connection with their respective businesses (or in the process of being issued), except as Previously Disclosed.

(l) Compliance with Laws. Parent and each of its Subsidiaries:

(1) Conducts and since January 1, 2015 has conducted its business in all material respects in compliance with all Law applicable thereto or to the employees conducting such businesses;

(2) currently has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977;

(3) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened;

(4) has received, since January 1, 2015, no written notification from a Governmental Authority (A) asserting that it is not in material compliance with any of the Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole; and

(5) is in substantial compliance with all applicable NYSE listing and corporate governance standards.

(m) Regulatory Matters. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to, or has been advised that Parent or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Parent or any of its Subsidiaries.

(n) Available Funds. Parent has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.

(o) Ownership of Company Common Stock. Except for shares of Company Common Stock that Parent or any of its Subsidiaries may hold as an executor, administrator, trustee, agent, guardian, fiduciary or in a similar capacity for another person, neither Parent nor any of its Subsidiaries is the record owner or “beneficial owner”, as such term is used in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, of any shares of Company Common Stock as of immediately prior to the execution and delivery of this Agreement.

(p) Ownership and Operation of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

(q) Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent:

(1) The operations, assets and properties of Parent and each of its Subsidiaries are and have at all times since January 1, 2015 been in compliance with applicable Environmental Laws;

(2) Parent and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of their assets and properties and the operation of their respective businesses as presently conducted;

(3) There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to Parent’s Knowledge, threatened, against Parent any of its Subsidiaries or any asset or property owned by Parent or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to Parent’s Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation; and

(4) There are no agreements, orders, judgments, decrees or settlements involving Parent or any of its Subsidiaries, or with respect to any asset or property owned by Parent or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law.

(r) ERISA. All of the Parent Benefit Arrangements are in material compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable laws. Each of the Parent Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to Parent’s Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. None of the Parent, any of its Subsidiaries or any Parent ERISA Affiliate has incurred or would be reasonably likely to incur any liability or obligation under Title IV of ERISA (other than the timely payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course of business) or a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA. Neither Parent nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, “multiemployer plan”, within the meaning of Section 3(37) of ERISA, or “multiple employer plan”, within the meaning of Section 413(c) of the Code.

(s) Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger and the Parent Merger, taken together, from being treated as a single integrated transaction that qualifies for the Intended Tax Treatment.

(t) No Other Representations or Warranties.

(1) Except for the representations and warranties made by Parent in this Agreement, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

(2) Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

ARTICLE 6

COVENANTS

6.1 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement and prior to the Effective Time, the Company and Parent will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger and the Subsequent Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate with, and furnish information to, the other party to that end.

(b) The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

(c) Without limiting Section 6.1(b), from time to time on or prior to the Closing Date, the Company or Parent may, after it becomes aware, supplement any of its representations and warranties with respect to any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein by delivering a supplemental Disclosure Schedule (“Supplemental Disclosure Schedule”). The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Parent contained in this Agreement or be considered Previously Disclosed unless it is expressly accepted as such in writing by the other party.

6.2 Stockholder Approvals.

(a) As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Company Board will submit to its shareholders the Company Shareholder Matters and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”) as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective, or such other date as mutually agreed to by the parties) to consider and vote upon approval of the Company Shareholder Matters and any such other matters. The Company and the Company Board, as applicable, will each use its reasonable best efforts to obtain from each class of the Company’s shareholders the required vote to approve the Company Shareholder Matters and any such other matters, including soliciting proxies through the Joint Proxy Statement in accordance with applicable Law and recommending that the Company’s shareholders vote in favor of the Company Shareholder Matters (and including such recommendation in the Joint Proxy Statement). The Company shall provide Parent with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to shareholders of the Company, and the Company shall consider in good faith any comments of Parent and revise such proxy materials as may be appropriate. Notwithstanding the foregoing, if the Company Board, after consultation with outside advisors including its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that continuing to recommend this Agreement and the Company Shareholder Matters would violate its fiduciary duties under applicable Law, then, in submitting to its shareholders the Company Shareholder Matters, the Company Board may withhold or withdraw or modify in a manner adverse to Parent its recommendation that Company’s shareholders approve this Agreement or submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided that the Company Board may not take any actions under this sentence until after giving Parent at least five (5) business days (or, if fewer than five (5) business days remain prior to the date of the Company Meeting, such fewer number of days) to respond to such Acquisition Proposal or other event or circumstances giving rise to the determination by the Company Board to take such action (and, in the event such action is taken in response to an Acquisition Proposal, after giving Parent notice of the third party in the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed in writing by Parent. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and will require a new notice period as referred to in this Section 6.2. Nothing in this Agreement shall be interpreted to excuse (1) the Company or the Company Board from complying with its obligation to submit this Agreement and the other Company Shareholder Matters to its shareholders at the Company Meeting or (2) any party to a Company Voting Agreement from complying with its obligations thereunder. Neither the Company nor the Company Board shall submit any Acquisition Proposal other than the Merger to the vote of its shareholders unless this Agreement shall have first been terminated in accordance with its terms.

(b) As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Board of Directors of Parent will submit to its stockholders the Parent Common Stock Issuance and any other matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, Parent will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its stockholders (including any adjournment or postponement, the “Parent Meeting”) as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of the Parent Common Stock Issuance. Parent and the Board of Directors of Parent, as applicable, will use its reasonable best efforts to obtain from Parent’s stockholders a vote approving the Parent Common Stock Issuance, including soliciting proxies through the Joint Proxy Statement in accordance with applicable Law and recommending that Parent’s stockholders vote in favor of the Parent Common Stock Issuance (and including such recommendation in the Joint Proxy Statement). Parent shall provide the Company with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to stockholders of Parent.

(c) Parent and the Company shall cooperate to schedule and convene the Parent Meeting and the Company Meeting on the same date. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party.

6.3 Regulatory Applications; Third-Party Consents.

(a) Prior to the Effective Time, the Company and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities necessary in order to consummate the Merger and the other transactions contemplated hereby, including the Subsequent Mergers, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material and adverse effect on Parent or the Surviving Corporation, (the “Requisite Regulatory Approvals”), and to make and obtain all other Required Third Party Consents; notwithstanding the foregoing, Parent and the Company will use reasonable best efforts to prepare and file, or cause their respective Subsidiaries to prepare and file, any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals within sixty (60) days of the date of this Agreement. Each of the Company and Parent will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable Law relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third-Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) The Company and Parent will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.

(c) Notwithstanding the foregoing or anything else in this Agreement, nothing shall require Parent or the Company to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (i) materially and adversely affect the business, operations or financial condition of Parent (measured on a scale relative to the Company and its Subsidiaries, taken as a whole), (ii) require Parent or any of its Subsidiaries to make any material and adverse covenants or commitments, or complete any divestitures, whether prior to or subsequent to the Closing, (iii) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole or (iv) or restrict in any material and adverse respect or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (iv), materiality shall be measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Burdensome Condition”).

6.4 Exchange Listing. Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.5 SEC Filings.

(a) Parent will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the “Joint Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement and to use their reasonable best efforts to cause the filing of the Registration Statement with the SEC within sixty (60) days following the date of this Agreement. Parent will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Parent all information concerning the Company, its Affiliates, officers, directors and shareholders as may be reasonably requested in connection with the foregoing, in a form appropriate (or from which such information can be derived in a commercially reasonable manner) for usage in such document or any such other use.

(b) The Company and Parent each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

(c) Parent shall promptly provide the Company with all comment letters from the SEC or its Staff pertaining to the Registration Statement or the Joint Proxy Statement relating to the Company. The Company will, upon request, promptly furnish Parent with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Parent to respond promptly to any comments received from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.6 Press Releases. Each party will consult with the other before issuing any press release, employee communication or other shareholder communication with respect to the Merger or this Agreement and will not issue any such press release or make any such communication without the prior written consent of such other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such communication as are required by applicable Law or securities exchange rules. The Company and Parent will cooperate to develop all public communications of the Company and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.7 Acquisition Proposals. The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ Representatives, agents, advisors and affiliates not to, solicit or knowingly encourage in any way inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions if the Company Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such actions would be result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality provisions set forth in the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce the confidentiality provisions of any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a prompt basis.

6.8 Takeover Laws and Provisions. Neither the Company nor Parent will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.9 Access; Information.

(a) Each of Parent and the Company agree that upon reasonable notice and subject to applicable Law relating to the exchange of information, such Party will (and will cause its Subsidiaries to) afford the other Party, and its Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as the other Party may reasonably request under the circumstances, including for purposes of facilitating the integration of the Company and its Subsidiaries with Parent and its Subsidiaries, and including as may be necessary or advisable to effect the Conversion pursuant to Section 6.13. In addition, the Company will furnish reasonably promptly to Parent (1) to the extent consistent with applicable Law, a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it and its Subsidiaries as Parent may reasonably request. The Company shall also provide Parent with copies of regular annual, quarterly and monthly financial reports that the Company or Company Bank Sub prepare in the ordinary course of business, beginning with the first full week after the date hereof until the Effective Time reasonably promptly after they become available. The Company and Parent each agree to promptly notify the other of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced, or to the Knowledge of the Company or Parent, as applicable, threatened against the Company or Parent or any of their respective Subsidiaries that are related to the transactions contemplated by this Agreement. Nothing in this Agreement will require Parent or the Company to afford access or disclose information that would violate applicable Law, jeopardize attorney-client privilege, or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each of the Company and Parent shall use commercially reasonable efforts to minimize any interference with the regular business operations of the Company and its Subsidiaries during any such access.

(b) No investigation by the Company or Parent of, or Knowledge that the Company or Parent may have with respect to, the business and affairs of the other Party, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such Party in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated hereby.

(c) The Company shall give reasonable notice to Parent of all meetings of the Company Board and any of its committees, and the board of directors of the Company Bank Sub and any of its committees, and the agenda for or business to be discussed at such meetings. To the extent permissible under applicable Law, the Company shall promptly transmit to Parent copies of all notices, minutes, consents and other materials that the Company or the Company Bank Sub provides to their respective directors; provided that the Company shall not be required to disclose any information or documents related to, and may redact any information or document to the extent it relates to, the transactions contemplated by this Agreement, or any Acquisition Proposal, or any other matter involving attorney-client privileged matters.

(d) The Company shall cause the Company Bank Sub, prior to the Closing Date, (i) to write off all Loans of the Company Bank Sub that are required to be written off by the Company Bank Sub’s regulators or that, in conformity with past practices and policies of the Company Bank Sub and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Company Bank Sub and GAAP. No such write-off or write-down shall result in a breach of any warranty or representation made herein or otherwise have any effect on the determination by the Parties that the conditions to the Merger set forth in Article 7 have been satisfied, fulfilled or waived or have any effect on the calculation of Company Tangible Common Equity. Nothing in this Section 6.9(d) shall require the Company to make any additional provision to the Company Bank Sub’s reserve for loan losses so long as such reserve is adequate and in compliance with GAAP and all regulatory requirements.

(e) Notwithstanding Section 6.9(d), to the extent reasonably requested by Parent, the Company agrees that it shall, and shall cause the Company Bank Sub, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to the Company Bank Sub’s allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge off any Loan; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments which would affect the financial reporting of Parent, on a consolidated basis after the Effective Time; provided, however, that neither the Company nor the Company Bank Sub shall be obligated to take any such requested action until immediately prior to the Closing and at such time as the Company shall have received reasonable assurances in writing that all conditions precedent to Parent’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and, in any case, may be conditioned upon the subsequent occurrence of the Closing, and no such adjustment which the Company or the Company Bank Sub would not have been required to make but for the request by Parent pursuant to the terms of this Section 6.9(e) shall result in a breach of any warranty or representation made herein or otherwise have any effect on the determination by the Parties that the conditions to the Merger set forth in Article 7 have been satisfied, fulfilled or waived or have any impact on the calculation of Company Tangible Common Equity.

(f) Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

6.10 Supplemental Indentures. At or before the Effective Time, Parent and the Company will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent and the Company, one or more supplemental indentures and other instruments, and take or cause to be taken all such other action, required for the due assumption of the Company’s outstanding debt, Trust Preferred Securities, guarantees, securities, and (to the extent Previously Disclosed by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.11 Indemnification.

(a) The Parties acknowledge and agree that prior to the Effective Time the Company shall purchase, and Parent shall maintain for the duration of the Tail Coverage Period, a tail policy of directors’ and officers’ liability coverage that provides directors’ and officers’ liability insurance with respect to actions and omissions occurring on or prior to the Effective Time, subject to the following conditions:

(1) On or prior to the Closing Date, the Company shall purchase, at its own expense, for the benefit of the Company and the Surviving Corporation and their respective Subsidiaries (including their respective successors) and persons who were officers or directors of the Company and its Subsidiaries prior to the Closing Date, a prepaid tail policy or policies from the Company’s current directors’ and officers’ liability insurer providing coverages no less favorable to the insured persons than the level and scope of directors’ and officers’ liability as set forth in the Company’s and its Subsidiaries current directors’ and officers’ liability insurance policies in effect as of the Closing (together, such tail policy or policies are referred to as the “Tail Policy”).

(2) The term of the Tail Policy shall be for a period of six (6) years or, if such term of coverage is not available, such other maximum period of coverage available at a cost not exceeding the Maximum Amount (as defined below) (the “Tail Coverage Period”).

(3) In the event such insurer declines to provide the Tail Policy prior to the Closing Date, the Company shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, the Company shall obtain the best coverage available, as determined in the reasonable judgment of the Company, for a cost up to but not exceeding the Maximum Amount (as defined below).

(4) In no event shall the Company expend, in order to provide or maintain the insurance coverages pursuant to this Section 6.11(a), any annual amount, in aggregate, in excess of the amount set forth on Disclosure Schedule 6.11(a) (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a total cost equal to the Maximum Amount.

(5) Prior to the Effective Time, the Company shall notify the appropriate directors’ and officers’ liability insurers of the Merger and of all pending or, to the Knowledge of the Company, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any officer or director of the Company or the Company Bank Sub, or circumstances to the Knowledge of the Company reasonably likely to give rise thereto to the extent known by the Company or the Company Bank Sub, in accordance with the terms and conditions of the applicable policies. The Company’s and the Company Bank Sub’s directors and officers shall use reasonable efforts to cooperate with the Company (if prior to the Closing Date) or Parent (if after the Effective Time) in obtaining the above-described insurance coverages.

(b) From and after the Effective Time, Parent agrees to indemnify and hold harmless each present and former director or officer of the Company and its Subsidiaries and any other Person entitled to indemnification pursuant to the Constituent Documents of the Company and its Subsidiaries (in each case, in such capacities) (collectively, the “Company Indemnified Parties”), and any person who becomes a Company Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or the Company Bank Sub and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the same extent as such persons are indemnified as of the date of this Agreement by the Company or its Subsidiaries pursuant to their respective Constituent Documents in effect on the date of this Agreement; and Parent shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company or its Subsidiaries pursuant to their respective Constituent Documents in effect on the date of this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(c) Nothing set forth in this Section 6.11 is intended to or shall limit or otherwise affect the representations, warranties, covenants and other agreements of the Company set forth in this Agreement.

(d) The provisions of this Section 6.11 are intended for the benefit of, and will be enforceable, by each of the Company Indemnified Parties, his or her heirs and his or her representatives. In the event that, after the Effective Time, Parent (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each case, Parent shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 6.11.

6.12 Benefits Arrangements.

(a) Compensation and Benefits. Following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each individual who is an employee of the Company and its Subsidiaries immediately prior to the Effective Time (“Covered Employees”), base compensation, bonus opportunities and employee benefits that are consistent with the compensation, bonus opportunities and employee benefits that Parent offers to its similarly situated employees. From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all of the Company Benefit Arrangements, it being understood that the transactions contemplated by this Agreement constitute a “change in control” (or equivalent term) for purposes of such Company Benefit Arrangements.

(b) Termination of Company 401(k) Plan.

(1) If requested in writing by Parent at least ten (10) business days prior to the Effective Time, the Company shall adopt resolutions of its board of directors to terminate the Company’s 401(k) Savings Plan (the “Company 401(k) Plan”) effective immediately prior to, and conditioned upon the occurrence of, the Effective Time and to fully vest all participants in such Company 401(k) Plan. Before adopting such resolutions, the Company shall provide a draft of such resolutions to Parent for an opportunity to comment thereon, which Parent shall not unreasonably delay.

(2) Prior to the termination of the Company 401(k) Plan, the Company or its Subsidiaries shall make contributions to the Company 401(k) Plan with respect to the plan year commencing January 1, 2017 (and if applicable any subsequent plan year commencing prior to the Effective Time) and ending on the date of the Company 401(k) Plan termination in accordance with the terms of the Company 401(k) Plan.

(3) As of the later of the Effective Time and the date on which the Company 401(k) Plan is terminated, Parent shall offer participation in Parent’s tax-qualified defined contribution plan (“Parent 401(k) Plan”) to each person who was an active participant in the Company 401(k) Plan as of the date of its termination. Parent shall cause the Parent 401(k) Plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.

(c) Severance Benefits. Following the Effective Time and for eighteen months thereafter, Parent or its Subsidiaries shall cause the Covered Employees who are employed as of the Effective Time to be covered by the Company’s Previously Disclosed Severance Pay Benefit Policy, based on such Covered Employee’s compensation and benefits as of immediately prior to the date of termination (or, if greater, based on such Covered Employee’s compensation and benefits with the Company immediately prior to the Effective Time). In connection with the foregoing, such terminated Covered Employees shall receive service credit for years of continuous service with the Company or its Subsidiaries and Parent and its Subsidiaries for purposes of determining the amount of any severance pay under such plan, program or policy. Notwithstanding the foregoing, no Covered Employee eligible to receive severance benefits under an employment agreement, change in control agreement, retention agreement or similar agreement shall be entitled to participate in the severance plan, program or policy described in this Section 6.12(c).

(d) Service Credit. For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the Parent Benefit Arrangements, each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Arrangement in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time; provided that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or Parent Bank Sub. In addition, and without limiting the generality of the foregoing, (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Arrangements to the extent coverage under such Parent Benefit Arrangements is replacing a comparable Company Benefit Arrangement in which such Covered Employee participated immediately before the Effective Time, and (ii) with respect to welfare benefit plans of Parent or Parent Bank Sub in which Covered Employees are eligible to participate, Parent agrees to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Parent Benefit Arrangement providing medical, dental, pharmaceutical and/or vision benefits, Parent shall cause any eligible expenses incurred by Covered Employees and their covered dependents during the portion of the plan year of the comparable Company Benefit Arrangement ending on the date such employee’s participation in the corresponding Parent plan begins to be taken into account under such Parent Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Parent plan.

(e) Retention Programs. Following the date hereof, Parent may, in its sole discretion, establish a cash-based award program to promote the retention between the date hereof and the Effective Time of Covered Employees, with such terms and conditions, including the Covered Employees who will participate in the programs, as determined by Parent.

(f) No Third Party Rights. This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. To the extent permitted by applicable legal requirements, prior to the Effective Time, the Company Board or the appropriate committee thereof, as applicable, shall adopt such amendments to the Company Benefit Arrangements as may be mutually agreed between the Company and Parent; provided, however, that any such amendment shall not be effective until immediately prior to the Effective Time and shall be contingent upon the occurrence of the Effective Time. In no event shall the terms of this Agreement be deemed to (1) alter or limit the ability of Parent or its Subsidiaries to amend, modify, change or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (2) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or of its Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (3) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (4) alter or limit the ability of Parent or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of Parent or its Subsidiaries.

6.13 Conversion, Data Processing and Related Matters. Prior to the Effective Time, the parties agree to cooperate and to employ their commercially reasonable efforts to plan, execute and complete, at Parent’s sole cost, the Conversion in an orderly and efficient manner following the Closing; provided, that in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Parent shall each appoint qualified staff members to act as project managers for the Conversion (each, a “Conversion Project Manager”). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. Subject to applicable Law, the Company shall, commencing as of the date of this Agreement, provide Parent and Parent Bank Sub with reasonable access to the Company Bank Sub’s offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall reasonably request (with minimal disruption to the Company’s and Company Bank Sub’s employees, customers and operations) as shall be reasonably necessary to effect the Conversion following the Closing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14 Title Surveys.

(a) The Company shall order, at Company’s sole cost and expense, within ten (10) business days after the date of this Agreement, with respect to all Owned Real Property (including any real property designated as “other real estate owned” by the Company Bank Sub (“OREO”)) owned by the Company or any Subsidiary thereof as of the date hereof, (1) an ALTA survey made in accordance with the 2017 minimum standard detail requirements for ALTA/NSPS surveys, or other survey made in accordance with comparable requirements (each a “Survey”), certified to Parent, Parent Bank Sub and Chicago Title Insurance Company or another title insurance company of similar capabilities and repute (the “Title Company”), (2) a commitment for issuance of an ALTA 2006 Owner’s Policy of Title Insurance or a similar insurance policy (each a “Title Commitment”) dated subsequent to the date of this Agreement but prior to the Closing Date issued by the Title Company in an amount equal to the greater of the value of such real property as shown on the Company’s or its Subsidiaries’ books and records or the fair market value of such real property and (3) copies of all documents referenced in the Title Commitment exceptions. The Company shall use commercially reasonable efforts to cause (x) the delivery to Parent of a Survey and (y) the Title Company to deliver to Parent a Title Commitment and copies of all documents referenced in the Title Commitment exceptions for each real property owned by the Company or any of its Subsidiaries (other than OREO) as soon as reasonably practicable following the date of this Agreement.

(b) For each real property owned by the Company or any of its Subsidiaries, Parent will have a period of ten (10) business days from Parent’s receipt of the last of the Survey, the Title Commitment and all documents referenced in the Title Commitment exceptions with respect to such real property (“Title Review Period”) in which to review such documents and provide the Company with written notice (“Title Notice”) of any condition disclosed in such Survey or Title Commitment that is not reasonably approved by Parent; provided, however, Parent shall be deemed to approve any condition that is a Permitted Lien.

(c) If a Title Notice is timely given by Parent, the Company shall use its commercially reasonable efforts to promptly (but in any event within twenty-five (25) days of the date of the Title Notice) cure or remove, to Parent’s reasonable satisfaction, each condition set forth on the Title Notice.

(d) The Company shall cause the Title Company to deliver title insurance policies to match the Title Commitments on or prior to the Closing Date as requested by Parent.

(e) Notwithstanding anything in this Section 6.14 to the contrary, the Company shall keep Parent reasonably apprised of all activities and actions contemplated by this Section 6.14, and the Company and Parent shall cooperate fully with one another with respect to the matters required by this Section 6.14.

6.15 Environmental Surveys.

(a) Environmental Surveys. The Company has provided to Parent copies of the most recent environmental assessments and reports (if any) that the Company or the Company Bank Sub have obtained in connection with each Owned Real Property (including the Leased Real Property). Within thirty (30) days following the date of this Agreement, Parent may complete, at Parent’s sole expense and with minimal interference with the regular business operations conducted at the applicable Real Property, a Phase I environmental assessment or an update of the existing Phase I environmental assessment (the “Environmental Survey”) of the Owned Real Property. In the event the Environmental Survey indicates or tends to indicate the presence or the suspected presence of an Environmental Condition (in the sole discretion of Parent), Parent will give the Company written notice of the presence or the suspected presence of the Environmental Condition within ten (10) Business Days of receipt of the Environmental Survey (together with all information it possesses relating to the Environmental Condition). For purposes of this Agreement, an “Environmental Condition” shall mean (i) an aboveground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at the Owned Real Property and which violates an Environmental Law; (ii) a Hazardous Material found in building materials at the Owned Real Property or present in soil and/or groundwater at the Owned Real Property which violates an Environmental Law; (iii) a discharge, emission or release of a Hazardous Material related to the Owned Real Property which violates an Environmental Law; (iv) an event or condition that likely has occurred or exists with respect to the Owned Real Property which constitutes a violation of an Environmental Law; or (v) an event or condition related to the Owned Real Property which requires cleanup, remedy, abatement or restoration of contaminated surface water, groundwater, soil or natural resource under an Environmental Law.

(b) Phase II Survey. Within thirty (30) days of receipt of the notice of the presence or suspected presence of an Environmental Condition, Parent may complete, at its sole expense and with minimal interference with the regular business operations conducted at the applicable Real Property, a physical examination and investigation of the Environmental Condition indicated in the Environmental Survey (the “Phase II Survey”). The subject, scope, manner and method of the Phase II Survey will be subject to the Company’s prior review and reasonable approval, which approval shall not be unreasonably delayed, conditioned or withheld. At all times the Company shall have access to all field data, analytical data and analytical results obtained or generated in connection with the Phase II Survey. Upon Parent’s receipt of a final written report of the Phase II Survey, at the Company’s request, Parent shall promptly deliver to the Company copies of the Phase II Survey report, all written reports, analytical data, correspondence, notices or other written materials relating thereto.

6.16 Stockholder Litigation. Each of Parent and the Company shall promptly notify each other in writing of any action, claim, proceeding, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.17 Additional Agreements. In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Parent Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.18 Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any dispositions or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:

(a) Stockholder Approvals. (1) The Company Shareholder Matters shall have been duly approved by the requisite votes of the holders of the Company Common Stock, and (2) the Parent Common Stock Issuance shall have been duly approved by the requisite vote of the holders of the Parent Common Stock.

(b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition on Parent.

(c) Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger or the Subsequent Mergers. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger or the Subsequent Mergers.

7.2 Conditions to the Obligation of the Company. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

(a) Representations and Warranties of Parent. The representation and warranty of Parent contained in the first sentence of Section 5.3(j) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each of the representations and warranties of Parent contained in Section 5.3(a), Section 5.3(b) and Section 5.3(e) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All of the other representations and warranties of Parent contained in Section 5.3 (read for purposes of this sentence without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure(s) of such representations and warranties to be so true and correct, individually or in the aggregate (and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), has had or would reasonably be expected to result in a Material Adverse Effect on Parent. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent affirming the accuracy of the foregoing.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

(c) Tax Opinion of the Company’s Counsel. The Company shall have received an opinion of the law firm set forth on Schedule 7.2(c) (or such other law firm acceptable to the Company and Parent (with such approval not to be unreasonably withheld)), dated the Closing Date, in form and in substance reasonably acceptable to the Company and based on facts, representations and assumptions described in such opinion, to the effect that the Merger and the Parent Merger, taken together, will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such law firm will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to such law firm.

7.3 Conditions to the Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the fulfillment, or written waiver by Parent before the Effective Time of each of the following conditions:

(a) Representations and Warranties of the Company. The representation and warranty of the Company contained in the last sentence of Section 5.2(k) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each of the representations and warranties of the Company contained in Section 5.2(a), Section 5.2(b), Section 5.2(e), Section 5.2(i), Section 5.2(q)(1)(F) and (G), Section 5.2(r) and Section 5.2(t)(8) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All of the other representations and warranties of the Company contained in Section 5.2 (read for purposes of this sentence without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct, unless the failure(s) of such representations and warranties to be so true and correct, individually or in the aggregate (and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties), has had or would reasonably be expected to result in a Material Adverse Effect on the Company. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy of the foregoing.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(c) Tax Opinion of Parent’s Counsel. Parent shall have received an opinion of Vedder Price P.C. (“Vedder”) (or such other law firm acceptable to the Company and Parent (with such approval not to be unreasonably withheld)), dated the Closing Date, reasonably acceptable to Parent, and based on facts, representations and assumptions described in such opinion, to the effect that the Merger and the Parent Merger, taken together, will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vedder will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to Vedder.

(d) Dissenting Common Shares. The number of Dissenting Common Shares shall not exceed ten percent (10%) of the outstanding shares of Company Common Stock, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(e) Third-Party Consents. The Company shall have obtained all the Required Third-Party Consents set forth on Schedule 7.3(e), and such consents and approvals shall be in full force and effect and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(f) Company Tangible Common Equity. The Company Tangible Common Equity as set forth on the Final Closing Balance Sheet as determined pursuant to Section 3.8(b) shall be greater than or equal to the Minimum Company Tangible Common Equity set forth in Schedule 1.1 for the month end date last preceding the Closing Date.

(g) Company Bank Sub Stock Certificate. The Company shall have delivered to Parent the certificate or certificates representing the shares of common stock of Company Bank Sub held by the Company.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock and/or the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, as follows:

(a) Mutual Agreement. With the mutual written agreement of the other party.

(b) Breach. If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within the earlier of the Outside Date and thirty (30) days following written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

(c) Denial of Stockholder Approval. (1) If the Company Meeting shall have concluded and the Company Shareholder Matters are not approved by the requisite votes of the holders of the Company Common Stock and (2) in the case of the Company only, it will have the right to terminate this Agreement if Parent Meeting shall have concluded and the Parent Common Stock Issuance is not approved by the requisite votes of the holders of Parent Common Stock.

(d) Denial or Withdrawal of Application for Regulatory Approval. (1) If the approval of any Governmental Authority required for consummation of the Merger, the Subsequent Mergers or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

(e) Outside Date. If the Effective Time has not occurred by the close of business on the Outside Date, provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date. As used in this Agreement, the term “Outside Date” (the “Outside Date”) shall mean August 31, 2018, provided that if the sole impediment to Closing is the receipt of the Requisite Regulatory Approvals, then the Outside Date shall be deemed to be November 30, 2018.

(f) Adverse Action. In the case of Parent only, and prior to the approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock only, it will have the right to terminate this Agreement if (1) the Company Board (A) submits this Agreement, the Merger and the other transactions contemplated hereby (including the other Company Shareholder Matters) to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) recommends to its shareholders an Acquisition Transaction other than the Merger, (C) breaches its obligations to convene a shareholder meeting to approve this Agreement in accordance with Section 6.2 prior to the Outside Date, or (D) enters into a definitive agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.7) or recommends to its shareholders an Acquisition Proposal other than the Merger, or (2) the Company materially breaches Section 6.7.

(g) Parent Stock Price Decline. By the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective as of the earlier of the fifth (5th) day following the Determination Date and immediately prior to the Closing: (i) the Final Parent Market Value is less than $15.85 and (ii) the number obtained by dividing the Final Parent Market Value by the Initial Parent Market Value shall be less than the number obtained by (A) dividing (x) the Final Index Price by (y) the Initial Index Price and (B)

subtracting 0.20. If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

For purposes of this Agreement,

“Determination Date” first date on which the condition set forth in Section 7.1(b) has been fulfilled.

“Final Parent Market Value” means the volume-weighted average closing price of a share of Parent Common Stock on the NYSE for the twenty (20) consecutive trading days ending on (and including) the Determination Date, using volume and closing price information as reported by Bloomberg Financial Markets, or any successor thereto (or, if not reported therein, in another authoritative source mutually selected by Parent and the Company).

“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

“Index” means the KBW Nasdaq Regional Banking Index or, if such index is not available, such substitute or similar index as substantially replicates such index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $107.16.

“Initial Parent Market Value” means $19.82, adjusted as indicated in the last sentence of Section 8.1(g).

8.2 Effect of Termination and Abandonment.

(a) Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other parties hereto. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement.

8.3 Termination Fees.

(a) In the event that, after the date hereof, (1) Parent terminates this Agreement pursuant to Section 8.1(f) or (2) a bona fide Acquisition Proposal shall have been publicly announced or otherwise made known to the Company Board, prior to the event giving rise to termination of this Agreement and, solely with respect to this subclause (2), (A) this Agreement is terminated by either Parent or the Company pursuant to 8.1(c)(1), or by Parent pursuant to Section 8.1(b), or, in the event all conditions to the Closing pursuant to Section 7.1 and Section 7.2 other than the conditions set forth in Section 7.1(a)(1) and Section 7.2(c) have been fulfilled or waived or are capable of being fulfilled as of the Closing, by Parent pursuant to Section 8.1(e), and (C) prior to the twelve (12) month anniversary of such termination, the Company consummates, or enters into a definitive agreement to consummate, an Acquisition Transaction (the occurrence of any of clauses (1) or (2) shall be a “Fee Triggering Event”), then the Company will pay to Parent a cash termination fee (the “Fee”) of $6,350,474, plus the Parent Expenses, provided that for purposes of this Section 8.3(a), all references to “more than twenty-five percent (25%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%) or more”. The Fee will be payable, without setoff, by wire transfer in immediately available funds not later than three (3) business days following the first occurrence of a Fee Triggering Event to an account specified by Parent for such purpose.

(b) If the Fee has not been received by Parent within three (3) business days following the first occurrence of a Fee Triggering Event interest shall accrue on the Fee commencing on the forty-fifth (45th) day following the first occurrence of a Fee Triggering Event, at an annual rate equal to the prime rate, as published in the Wall Street Journal on the date that the Fee was first required to be paid to Parent and the Company shall reimburse Parent for all reasonable and documented out-of-pocket expenses incurred by Parent in connection with enforcing the payment of the Fee. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement.

(c) The payment of the Fee by the Company on the terms set forth herein shall constitute liquidated damages and not a penalty, and shall be the sole remedy of Parent in the event of a termination of this Agreement. In no event shall the Company be required to pay the Fee more than once.

(d) In the event that Parent terminates this Agreement pursuant to Section 8.1(b) due to Company’s failure to satisfy the condition set forth in Section 7.3(f), then Company shall reimburse to Parent the Parent Expenses. Such sum shall constitute liquidated damages and the receipt thereof shall be Parent’s sole and exclusive remedy under this Agreement in the event that Parent terminates this Agreement as described in this Section 8.3(d).

ARTICLE 9

MISCELLANEOUS

9.1 Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.11 and this Article 9).

9.2 Expenses. Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and Company will each bear and pay one-half of the fees paid for filings with Governmental Authorities other than the SEC.

9.3 Notices. All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, facsimile transmitted (with confirmation), sent by electronic mail, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by written notice to the other parties hereto.

If to the Company, to:

First Evanston Bancorp, Inc.

820 Church Street

Evanston, IL 60201

Attention: Robert R. Yohanan

Facsimile: 847-733-7499

E-mail: ryohanan@firstbt.com

If to Parent or Merger Sub, to:

Byline Bancorp, Inc.

180 N. LaSalle Street

Chicago, IL 60601

Attention: Alberto J. Paracchini

Facsimile: 773-244-7075

E-mail: aparacchini@bylinebank.com

with a copy to:

Vedder Price P.C.

222 N. LaSalle Street

Chicago, IL 60601

Attention: Daniel C. McKay, II

Facsimile: 312-609-5005

E-mail: dmckay@vedderprice.com

9.4 Waiver; Amendment. Any term, provision or condition of this Agreement may be waived, amended or modified in writing at any time by the parties hereto; provided, however, after the approval of the Company Shareholder Matters by the requisite votes of the holders the Company Common Stock or after the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, no waiver, amendment or modification of any term, provision or condition hereof shall be made which by law requires further approval of the shareholders of the Company or further approval of the stockholders of the Parent unless such further approval is obtained. In addition, Parent and the Company may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

9.5 Alternative Structure. Without limiting Section 9.4, before the Effective Time, Parent, subject to prior written notice to the Board of Directors of the Company, may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, including without limitation the Parent Merger or Bank Merger, provided that (a) such revision does not alter or change the kind, amount or economic value of consideration to be delivered to shareholders of the Company or otherwise materially and adversely affect the rights of, and benefits received by the Company and its shareholders, (b) such revision does not adversely affect the federal income Tax consequences to the shareholders of the Company as compared to those resulting from the Intended Tax Treatment, (c) such revised structure or method is reasonably capable of consummation without delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.

9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Entire Understanding; No Third Party Beneficiaries. This Agreement, the other agreements and documents contemplated hereby and the Confidentiality Agreement represent the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereto hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

9.10 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

9.11 Subsidiary and Affiliate Action. Wherever a party has an obligation under this Agreement to “cause” a Subsidiary or Affiliate of such party or any such Subsidiary’s or Affiliate’s officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary’s or Affiliate’s officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Parent and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Parent or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Parent or the Company, respectively.

9.12 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

* * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FIRST EVANSTON BANCORP, INC.

By:	/s/ Robert R. Yohanan
Name:	Robert R. Yohanan
Title:	Managing Director and Chief Executive Officer

BYLINE BANCORP, INC.

By:	/s/ Alberto J. Paracchini
Name:	Alberto J. Paracchini
Title:	President and Chief Executive Officer

WILDCAT ACQUISITION CORPORATION

By:	/s/ Alberto J. Paracchini
Name:	Alberto J. Paracchini
Title:	President and Chief Executive Officer

ANNEX 1

FORM OF PARENT MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF

FIRST EVANSTON BANCORP, INC.

WITH AND INTO

BYLINE BANCORP, INC.

This Agreement and Plan of Merger (this “Agreement”) dated as of November [    ], 2017, adopted and made by and between Byline Bancorp, Inc. (“Parent”), a Delaware corporation, and First Evanston, Inc. (“Company”), an Illinois corporation.

W I T N E S S E T H:

WHEREAS, Wildcat Acquisition Corporation is an Illinois corporation (“Merger Sub”), all of the issued and outstanding shares of which are owned as of the date hereof directly by Parent;

WHEREAS, Parent, the Company and Merger Sub have entered into an Agreement and Plan of Merger, dated as of November [    ], 2017 (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company, with the Company being the surviving company as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Merger Agreement contemplates that, immediately after the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Parent Merger”); and

WHEREAS, prior to the Merger, the respective Boards of Directors of the Company and Parent have determined that the transactions contemplated by the Merger Agreement, including the Parent Merger, are advisable and in the best interests of Company and Parent, respectively, and the Boards of Directors of the Company and Parent have authorized and approved the execution and delivery of this Agreement by their respective officers.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE 1

MERGER

Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following the Merger, the Company shall be merged with and into Parent pursuant to the provisions of, and with the effect provided in, the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Act of the State of Illinois (the “IBCA”). On the Effective Date, the separate existence of the Company shall cease, and Parent, as the surviving corporation (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Parent Merger, and shall be liable for all the liabilities of the Company existing as of the Effective Date. Notwithstanding anything herein to the contrary, the Parent Merger shall not occur until the Merger occurs.

Annex 1 – Page 1

ARTICLE 2

CERTIFICATE OF INCORPORATION AND BY-LAWS

The Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of Parent in effect immediately prior to the Effective Date shall be the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

ARTICLE 3

BOARD OF DIRECTORS AND OFFICERS

On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Parent immediately prior to the Effective Date, provided that Mr. Robert Yohanan, a current director of the Company, shall also become a director of Surviving Corporation immediately following the consummation of the Parent Merger, provided, further, that if Mr. Yohanan is unable or unwilling to serve in any such capacity at such times, one current member of the Company Board, as mutually agreed to by Parent and Company, will be added to the Board of Directors of the Surviving Corporation, and the officers of the Surviving Corporation shall consist of those persons serving as officers of Parent immediately prior to the Effective Date.

ARTICLE 4

CAPITAL

The shares of capital stock of Parent issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding and unaffected by the Parent Merger.

The shares of capital stock of the Company held by Parent immediately after the Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Parent Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

ARTICLE 5

EFFECTIVE DATE OF THE PARENT MERGER

The Parent Merger shall be effective at the time and date set forth in the certificate of merger and articles of merger filed in connection with the Parent Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois in accordance with the provisions of, and with the effect provided in, the DGCL and the IBCA, respectively, such date and time to immediately follow the Merger (such date and time being herein referred to as the “Effective Date”).

Annex 1 – Page 2

ARTICLE 6

FURTHER ASSURANCES

If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Company, or otherwise carry out the provisions hereof, the proper officers and directors of the Company, as of immediately following the Merger and prior to the Parent Merger, and thereafter the officers of the Surviving Corporation acting on behalf of the Company shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof. Parent, in its capacity as the sole shareholder of the Company as of immediately following the Merger and immediately prior to the Parent Merger, shall adopt and approve this Agreement and the transactions contemplated hereby, including the Parent Merger.

ARTICLE 7

TERMINATION

Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated.

ARTICLE 8

AMENDMENTS

Before the Merger, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

ARTICLE 9

GOVERNING LAW

This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

ARTICLE 10

COUNTERPARTS

This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

* * *

Annex 1 – Page 3

(Signature Page to Parent Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

BYLINE BANCORP, INC.

By:
Name:
Title:

FIRST EVANSTON BANCORP, INC.

By:
Name:
Title:

ANNEX 2

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF

FIRST BANK & TRUST

WITH AND INTO

BYLINE BANK

This Agreement and Plan of Merger (this “Agreement”) dated as of November [    ], 2017, adopted and made by and between First Bank & Trust (“Company Bank Sub”), an Illinois state-chartered bank having its main office at 820 Church Street, Evanston, Illinois, and Byline Bank (“Parent Bank Sub”), an Illinois state-chartered bank having its main office at 180 N. LaSalle Street, Chicago, Illinois.

W I T N E S S E T H:

WHEREAS, Company Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock which consists of 152,000 shares of issued and outstanding common stock, $10.00 par value per share, and all the issued and outstanding shares of which are owned as of the date hereof directly by First Evanston Bancorp, Inc., an Illinois corporation (the “Company”);

WHEREAS, as of September 30, 2017, Company Bank Sub had capital stock outstanding of approximately $95,057,000, divided into 152,000 shares of issued and outstanding common stock, $10.00 par value per share, surplus of $24,989,000, undivided profits of approximately $68,716,000 and accumulated other comprehensive income of approximately $168,000;

WHEREAS, Parent Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock which consists of 50,000 shares of common stock, $10.00 par value per share, and all the issued and outstanding shares of which are owned as of the date hereof by Byline Bancorp, Inc., a Delaware corporation (“Parent”);

WHEREAS, as of September 30, 2017, Parent Bank Sub had capital stock outstanding of approximately $445,222,000, divided into 50,000 shares of issued and outstanding common stock, $10.00 par value per share, surplus of $367,447,000, undivided profits of approximately $81,823,000 and accumulated other comprehensive income of approximately $(4,548,000);

WHEREAS, the Company, Parent and Wildcat Acquisition Corporation, an Illinois corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of an even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”) and wholly owned subsidiary of Parent. Immediately after the Merger, the Company will be merged with and into Parent, with Parent as the surviving entity (the “Parent Merger”);

Annex 2 – Page 1

WHEREAS, the Merger Agreement contemplates that, immediately following the Parent Merger, Company Bank Sub will merge with and into Parent Bank Sub (the “Bank Merger”), with Parent Bank Sub as the surviving entity; and

WHEREAS, prior to the Merger, the respective Boards of Directors of Company Bank Sub and Parent Bank Sub determined the transactions contemplated by this Agreement, including the Bank Merger, are advisable and in the best interests of the respective banks, and the Boards of Directors of Company Bank Sub and Parent Bank Sub have authorized and approved the execution and delivery of this Agreement by their respective officers.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following effectiveness of the Parent Merger, Company Bank Sub shall be merged with and into Parent Bank Sub pursuant to the provisions of, and with the effect provided in, 205 ILCS 5/24 (the “Banking Act”) (said transaction being hereinafter referred to as the “Bank Merger”). On the Effective Date, the separate existence of Company Bank Sub shall cease, and Parent Bank Sub, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all the liabilities of Company Bank Sub existing at the Effective Date (Parent Bank Sub being hereinafter sometimes referred to as the “Surviving Bank”). The business of the Surviving Bank shall be that of an Illinois state-chartered bank and shall be conducted at its main office and its legally established branches.

ARTICLE II

CHARTER AND BY-LAWS

The Charter and By-Laws of Parent Bank Sub in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

ARTICLE III

BOARD OF DIRECTORS

On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Parent Bank Sub immediately prior to the Effective Date; provided that Mr. Robert Yohanan, a current director of Company Bank Sub, shall also become a director of Parent Bank Sub immediately following the consummation of the Bank Merger, provided, further, that if Mr. Yohanan is unable or unwilling to serve in any such capacity at such times, one current member of the Company Board, as mutually agreed to by Parent and Company, will be added to the Board of Directors of Parent Bank Sub.

Annex 2 – Page 2

ARTICLE IV

CAPITAL

The shares of capital stock of Parent Bank Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

The shares of capital stock of Company Bank Sub held by Parent immediately after the Parent Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Upon completion of the Merger, the Surviving Bank will have 50,000 shares of issued and outstanding common stock, $10.00 par value per share, and the assets, liabilities, capital stock, surplus, undivided profits and accumulated other comprehensive income set forth on the pro forma financial statement, as of September 30, 2017, attached hereto as Exhibit A and made a part hereof.

ARTICLE V

EFFECTIVE DATE OF THE BANK MERGER

The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Secretary of the Illinois Department of Financial and Professional Regulation (the “Secretary”) with respect thereto, such date and time to immediately follow the Parent Merger or such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the “Effective Date”). Notwithstanding the foregoing, the consummation and effectiveness of the Merger and the Parent Merger shall be a condition precedent to the effectiveness of the Bank Merger.

ARTICLE VI

MAIN OFFICE

The main office of the Surviving Bank shall be 180 North LaSalle Street, Chicago, Illinois 60601.

ARTICLE VII

APPROVALS AND FEES

This Agreement is subject to approval by the Secretary. Regardless of whether approval by the Secretary is granted, Parent Bank Sub and Company Bank Sub agree to pay the Secretary’s expenses of examination. This Agreement is also subject to approval by the sole shareholder of each of Parent Bank Sub and Company Bank Sub and in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the sole shareholder of each of Company Bank Sub as of the date hereof and Parent Bank Sub in accordance with 205 ILCS 5/23.

Annex 2 – Page 3

ARTICLE VIII

FURTHER ASSURANCES

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank Sub, as of immediately following the Parent Merger and prior to the Bank Merger, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank Sub shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IX

TERMINATION

Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Merger.

ARTICLE X

DISSENTING SHAREHOLDERS

Pursuant to the unanimous ratification and confirmation of this Agreement by the sole shareholder of each of Company Bank Sub and Parent Bank Sub, the rights of dissenting shareholders provided by the banking laws of the United States and the State of Illinois, including 205 ILCS 5/29, shall not apply.

ARTICLE XI

AMENDMENTS

Before the Merger, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

ARTICLE XII

GOVERNING LAW

This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

ARTICLE XIII

COUNTERPARTS

This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

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Annex 2 – Page 4

(Signature Page to Bank Merger Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	FIRST BANK & TRUST
Name:	Name:	Robert R. Yohanan
Title:	Title:	Managing Director and Chief Executive Officer

ATTEST:	BYLINE BANK
Name:	Name:	Alberto J. Paracchini
Title:	Title:	President and Chief Executive Officer